Filed Pursuant to Rule 424(b)(5)
Registration No. 333-189536

Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (2)	Amount of Registration Fee (1)(2)
Convertible Senior Notes due 2018	$300,000,000.00	$38,640.00

(1)	Calculated in compliance with Rule 457(r) of the Securities Act of 1933.
(2)	Includes $39,130,000 overallotment option granted to underwriters.

PROSPECTUS    SUPPLEMENT

(To prospectus dated June 21, 2013)

$260,870,000

PDL BioPharma, Inc.

4.00% Convertible Senior Notes due 2018

We are offering $260,870,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2018. We will pay interest on the notes on August 1 and February 1 of each year, beginning on August 1, 2014. The notes will mature on February 1, 2018, unless earlier repurchased or converted.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding August 1, 2017 only under the following circumstances: (1) during any fiscal quarter (and only during such fiscal quarter) commencing after the fiscal quarter ending on June 30, 2014, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the conversion price for the notes on each applicable trading day; (2) during the five business-day period immediately after any five consecutive trading-day period, which we refer to as the measurement period, in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate for the notes for each such trading day; or (3) upon the occurrence of specified corporate events. On and after August 1, 2017, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay cash and, if applicable, deliver shares of our common stock as described in this prospectus supplement. The initial conversion rate for the notes will be 109.1048 shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $9.17 per share of common stock. The conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest.

Following certain corporate events, we will in certain circumstances increase the conversion rate for a holder that elects to convert its notes in connection with such a corporate event by a number of additional shares of our common stock as described in this prospectus supplement.

We may not redeem the notes prior to the maturity date.

If we undergo a fundamental change, as defined in this prospectus supplement, holders may require us to repurchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date, as defined herein.

The notes will be our senior unsecured obligations, will rank equal in right of payment to all of our existing and future senior unsecured indebtedness and will rank senior in right of payment to any existing or future indebtedness that is subordinated by its terms to the notes, if any. The notes will be structurally subordinated to all debt and other liabilities and commitments (including trade payables) of our subsidiaries and also will be effectively junior to our secured debt, if any, to the extent of the value of the assets securing such debt.

The notes will not be listed on any securities exchange. Our common stock trades on the NASDAQ Global Select Market under the symbol “PDLI.” On February 6, 2014, the last reported sale price of our common stock on the NASDAQ Global Select Market was $7.97  per share.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-9 of this prospectus supplement.

	Per Note	Total
Public offering price (1)	100.00%	$260,870,000
Underwriting discount	3.00%	$7,826,100
Proceeds, before expenses, to the Company (1)	97.00%	$253,043,900

(1)	Plus accrued interest from February 12, 2014, if settlement occurs after that date

We have also granted the underwriters the option to purchase within a period beginning the date of this prospectus supplement and ending on the 12th day following the date the notes are first issued up to an additional $39,130,000 aggregate principal amount of notes, solely to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about February 12, 2014.

Joint Book-Running Managers

RBC Capital Markets	Wells Fargo Securities

Co-Managers

Cowen and Company	Janney Montgomery Scott

The date of this prospectus supplement is February 6, 2014.

We and the underwriters have not authorized any person to provide you with any information other than the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we provide to you that is required to be filed with the Securities and Exchange Commission, or the SEC. We and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give to you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, as well as the information we previously filed with the SEC that is incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than its respective date.

We and the underwriters are offering to sell the notes only in places where offers and sales of the notes are permitted.

Prospectus Supplement

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FORWARD-LOOKING STATEMENTS

Some of the statements made and information contained in this prospectus supplement, excluding historical information, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “will,” “intend,” “plan,” “believe,” “anticipate,” “expect,” “estimate,” “predict,” “potential,” “continue” or “opportunity,” the negative of these words or words of similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Any of the following factors may impact the achievement of results:

•	final expiration of our existing patents in December 2014;

•	the outcome of pending litigation or disputes;

•	the failure of licensees to comply with existing license agreements, including any failure to pay royalties due;

•	our ability to protect our patent and other intellectual property rights through litigation or other means;

•	the validity and enforceability of our supplementary protection certificates (“SPCs”);

•	positive or negative results in our attempt to acquire new income-generating assets, including new patents or royalty rights;

•

the productivity of acquired income-generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;

•

continued market acceptance of products sold by Genentech upon which we receive royalties, approval of its licensed products that are in development and performance by Genentech of its obligations under its agreements with the Company;

•	the ability of our licensees, or other third parties from which we receive royalty payments, to maintain or obtain regulatory approvals for the products subject to royalties;

•	changes in the third-party reimbursement environment;

•	the payment of dividends or distributions to our stockholders;

•	failure to meet securities analyst or investor expectations;

•	delisting from the NASDAQ Global Select Market (NASDAQ);

•	fluctuation in revenues and operating results;

•	fluctuations in foreign currency exchange rates;

•	our ability to attract, retain and integrate key employees;

S-ii

•	our ability to collect under our indemnification rights from Abbott Biotherapeutics Corp. (fka Facet Biotech Corporation);

•	entry into acquisitions or other material royalty asset transactions that may not produce anticipated royalty revenues; and

•	errors in royalty payment calculations and other factors beyond our control.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would affect our business. Additional information regarding these and other factors may be contained in our filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict and contain material uncertainties that may affect actual results and may be beyond our control.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the financial data and related notes, before making an investment decision. You should read “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 4 of the accompanying prospectus for more information about important risks that you should consider before buying the notes to be issued in this offering.

The Company

Overview

PDL BioPharma, Inc. (“PDL”) manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, investing in new income generating assets and maximizing value for its stockholders.

In 2011, PDL initiated a strategy to acquire new income generating assets in the healthcare sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions and inventors. PDL successfully executed on this strategy by deploying over $125 million in 2012 and continues to pursue this strategic initiative, deploying over $368 million in 2013. PDL is focused on the quality of the income generating assets and potential returns on investment.

We receive royalties based on sales of humanized antibody products marketed today and may also receive royalty payments on additional humanized antibody products that are manufactured before final expiry of our Queen et al. patents in December 2014 or which are otherwise subject to a royalty for licensed know-how under our agreements. Under our licensing agreements, we are entitled to receive a flat-rate or tiered royalty based upon our licensees’ net sales of covered antibodies. Currently, our Queen et al. patents, which accounted for substantially all of our 2012 gross revenues, will expire in 2014, and we do not expect to receive any meaningful revenue from the inventories produced prior to the expiration of our Queen et al. patents beyond 2016.

We continuously evaluate alternatives to increase return for our stockholders, for example, purchasing income generating assets, buying back or redeeming our convertible notes, repurchasing our common stock, paying dividends or selling the Company. At the beginning of each fiscal year, our board of directors reviews the Company’s total annual dividend payment for the prior year and determines whether to increase, maintain or decrease the quarterly dividend payments for that year. The board of directors evaluates the financial condition of the Company and considers the economic outlook, corporate cash flow, the Company’s liquidity needs and the health and stability of credit markets when determining whether to maintain or change the dividend.

Income Generating Assets

In the fourth quarter of 2013, we entered into a number of investments in income generating assets. On October 1, 2013, we entered into a credit agreement with LENSAR, Inc., under which we made available to LENSAR up to $60.0 million to be used by LENSAR in connection with the commercialization of its currently marketed LENSAR Laser System. On October 18, 2013, we entered into a royalty purchase and sale agreement with Depomed, Inc. and its subsidiary, whereby we acquired the rights to receive royalties and milestones payable on sales of Type 2 diabetes products licensed by Depomed in exchange for a $240.5 million cash payment. On October 31, 2013, we entered into a credit agreement with Durata Therapeutics, Inc., whereby we made available to Durata up to $70.0 million. On November 5, 2013, we entered into a credit agreement with Direct Flow Medical, in which we will provide up to $50.0 million in debt financing to Direct Flow Medical.

Term Loan

On October 28, 2013, we entered into a credit agreement with Royal Bank of Canada and Wells Fargo Bank, National Association. The credit agreement consists of a term loan of $75.0 million, with a term of one year.

2014 Dividends

We currently utilize dividends to increase return for our stockholders. On January 29, 2014, our board of directors declared that the regular quarterly dividends to be paid to our stockholders in 2014 will be $0.15 per share of common stock, payable on March 12, June 12, September 12 and December 12 of 2014 to stockholders of record on March 5, June 5, September 5 and December 5 of 2014, the record dates for each of the dividend payments, respectively.

Strategic Decision to Continue Operations

We previously announced that we would evaluate our ongoing operations and business strategy in late 2013 or early 2014 due to the expiration of the Queen et al. patents. As part of the evaluation, we initiated a strategy to bring in new income generating assets from the healthcare sector. As of February 4, 2014, we have deployed approximately $500 million pursuing the strategy. Our board’s decision to continue ongoing operations is based on our demonstrated ability to use our cash to bring in high-quality, income generating assets at attractive terms and the expectation that these returns will allow us to continue to pay dividends for the foreseeable future.

Update on Legal Proceedings

On January 31, 2014, we entered into a settlement agreement, or the 2014 Settlement Agreement, with Genentech, Inc. (“Genentech”) and F. Hoffman-La Roche Ltd. (“Roche”), which resolves all outstanding legal disputes between the parties, including our Nevada litigation with Genentech and Roche and our arbitration proceedings with Genentech related to the audit of royalties on sales.

Under the terms of the 2014 Settlement Agreement, effective retroactively to August 15, 2013, Genentech will pay a fixed royalty rate of 2.125 percent on worldwide sales of Avastin®, Herceptin®, Lucentis®, Xolair®, Kadcyla® and Perjeta®, as compared to the previous tiered royalty rate in the U.S and the fixed rate on all ex-U.S based manufactured and sold licensed products. Pursuant to the 2014 Settlement Agreement, Genentech and Roche confirm that Avastin, Herceptin, Lucentis, Xolair and Perjeta are licensed products as defined in the relevant license agreements between the parties, and further agree that Kadcyla is a licensed product. Genentech will pay these royalties on all worldwide sales of Avastin, Herceptin, Xolair, Perjeta and Kadcyla occurring on or before December 31, 2015. With respect to Lucentis, Genentech will owe no royalties on U.S. sales occurring after June 30, 2013, and will pay a royalty of 2.125 percent on all ex-U.S. sales occurring on or before December 28, 2014. Pursuant to a separate agreement, Roche Glycart agreed that Gazyva® is a licensed product. The royalty term and royalty rate for Gazyva remain unchanged from the existing license agreement pertaining thereto.

The 2014 Settlement Agreement precludes Genentech and Roche from challenging the validity of PDL’s Queen et al. patents, including its SPCs, from contesting their obligation to pay royalties, from contesting patent coverage for Avastin, Herceptin, Lucentis, Xolair, Perjeta, Kadcyla and Gazyva and from assisting any third party in challenging PDL’s Queen et al. patents and SPCs. The 2014 Settlement Agreement further outlines the conduct of any audits initiated by PDL of the books and records of Genentech in an effort to ensure a full and fair audit procedure. Finally, the 2014 Settlement Agreement clarifies that the sales amounts from which the royalties are calculated do not include certain taxes and discounts.

The settlement and the related agreements are conditional upon entry of a proposed order dismissing the underlying litigation and dismissal of the American Arbitration Association arbitration filed by us.

Corporate Information

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986. Our principal executive offices are located at 932 Southwood Boulevard, Incline Village, Nevada, 89451, (775) 832-8500, and our Internet website address is www.pdl.com. Information on or connected to our Internet website is not a part of this prospectus.

Private Acquisition and Cancellation of Certain Outstanding 2015 Notes

The Company entered into private exchange or purchase agreements with certain holders of $131,689,000 aggregate principal amount of the Company’s outstanding 2.875% Convertible Senior Notes due 2015, or the 2015 Notes. The exchange agreements provide for the issuance by the Company of shares of common stock and a cash payment in exchange for the 2015 Notes being exchanged, and the purchase agreement provides for a cash payment for the 2015 Notes being purchased. The Company will issue a total of 20,293,751 shares of its common stock and pay an aggregate cash payment of $34,237,881.29 pursuant to the exchange and purchase agreements. Consummation of the exchange and purchase transactions is conditioned on customary closing conditions and there is no assurance that the Company will ultimately consummate the acquisition of any of its 2015 Notes.

The Offering

The following summary contains basic information about the notes. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of Notes” and the section of the accompanying prospectus entitled “Description of the Debt Securities.”

Issuer	PDL BioPharma, Inc.

Securities Offered	$260,870,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2018. We have also granted the underwriters the option to purchase within a period beginning the date of this prospectus supplement and ending on the 12th day following the date the notes are first issued up to an additional $39,130,000 aggregate principal amount of notes, solely to cover overallotments.

Maturity	February 1, 2018, subject to earlier repurchase or conversion.

Interest and Payment Dates	Interest on the notes will accrue at a rate of 4.00% per annum on the principal amount from February 12, 2014, payable semiannually in arrears on August 1 and February 1 of each year, beginning on August 1, 2014.

Ranking	The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our existing and future senior unsecured indebtedness. The notes will rank senior in right of payment to any existing or future indebtedness which is subordinated by its terms. As of September 30, 2013 and December 31, 2013, we had approximately $335,250,000 and $335,250,000, respectively, of senior unsecured indebtedness equal in right of payment to the notes, including our outstanding 3.75% Senior Convertible Notes due May 2015 and 2.875% Series 2012 Convertible Senior Notes due February 15, 2015. The notes will be structurally subordinated to all liabilities of our subsidiaries and will be effectively junior to our current and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

Conversion Rights	Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding August 1, 2017, under the following circumstances:

•

during any fiscal quarter (and only during such fiscal quarter) commencing after the fiscal quarter ending on June 30, 2014, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the conversion price for the notes on each applicable trading day;

•

during the five business-day period immediately after any five consecutive trading-day period, which we refer to as the “measurement period,” in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate for the notes for each such trading day; or

•	upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion of Notes—Conversion Upon Specified Corporate Transactions.”

In addition, holders may convert their notes at their option at any time beginning on August 1, 2017, and ending on the close of business on the second scheduled trading day immediately preceding the maturity date for the notes, regardless of the foregoing circumstances.

The initial conversion rate for the notes will be 109.1048 shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $9.17 per share of common stock. The conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest.

Upon conversion, we will pay cash and, if applicable, deliver shares of our common stock as described under “Description of Notes—Conversion of Notes—Settlement Upon Conversion.” We refer to our obligation to pay or deliver these amounts as our “conversion obligation.” The amount of cash and shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in the 60 trading-day settlement averaging period (as described herein). See “Description of Notes—Conversion of Notes—Settlement Upon Conversion.”

In addition, following certain corporate events that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event by a number of additional shares of our common stock as described under “Description of Notes—Conversion of Notes—Increase in Conversion Rate Upon a Make-Whole Fundamental Change.”

You will not receive any separate cash payment, including any additional interest, upon conversion of a note except in circumstances described in “Description of Notes—Conversion of Notes—General.” Instead, interest will be deemed paid by the cash and, if applicable, shares of our common paid or delivered, as the case may be, to you upon conversion of a note.

No Optional Redemption	We may not redeem the notes prior to the maturity date and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental Change	If we undergo a fundamental change (as defined under “Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change”), subject to certain conditions, you will have the option to require us to repurchase all or any portion of your notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change repurchase date.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the notes, see “Description of Notes—Events of Default” in this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds to us from this offering to be approximately $252.4 million (or approximately $290.3 million if the underwriters exercise their overallotment option in full), after deducting underwriting discounts and estimated fees and expenses related to this offering.

We entered into convertible note hedge transactions with each of Royal Bank of Canada and Wells Fargo Bank, National Association, affiliates of certain of the underwriters (the “option counterparties”), and also entered into warrant transactions with the option counterparties. We intend to use approximately $17.0 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us of the warrant transactions described herein).

If the underwriters exercise their overallotment option, we expect to sell additional warrants and use a portion of the net proceeds from the sale of such additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

We intend to use the remaining net proceeds from this offering for working capital and general corporate purposes, including without limitation the repayment, repurchase or redemption of outstanding indebtedness or the acquisition of income-generating assets. Pending such uses, we intend to invest any remaining net proceeds of this offering in interest-bearing, short-term securities issued or guaranteed as to principal or interest by the United States or a person controlled by the government of the United States. See “Use of Proceeds.”

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances described herein. See “Description of Notes—Book-Entry, Delivery and Form.”

Absence of a Public Market for the Notes	The notes are new securities and there is currently no established market for the notes. Some of the underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any national securities exchange or any automated dealer quotation system. We cannot assure you as to the development or liquidity of any market for the notes.

Trading Symbol for Our Common Stock	Our common stock is listed on the NASDAQ Global Select Market under the symbol “PDLI.”

Convertible Note Hedge and Warrant Transactions	In connection with the pricing of the notes, we entered into convertible note hedge transactions with the option counterparties. We also entered into separate warrant transactions with the option counterparties. The convertible note hedge transactions are intended to reduce the dilutive impact of the conversion feature of the notes offered hereby on our outstanding shares of common stock. The warrant transactions could separately have a dilutive effect to the extent that the market price per share of our common stock exceeds the strike price of the warrants. If the underwriters exercise their overallotment option to purchase additional notes, we expect to enter into additional convertible note hedge transactions and we also expect to sell additional warrants.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties and/or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any settlement averaging period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any settlement averaging period related to a conversion of notes, could affect the amount and value of the consideration that you will receive upon conversion of the notes. See “Risk Factors—Risks Related to the Notes, Our Common Stock and this Offering—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

U.S. Federal Income Tax Considerations	Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and the common stock issuable upon conversion of the notes. See “Material U.S. Federal Income Tax Considerations.”

Trustee	The trustee for the notes is The Bank of New York Mellon Trust Company, N.A.

Governing Law	The indenture and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, are governed by, and will be construed in accordance with, the laws of the State of New York.

Risk Factors	See “Risk Factors” beginning on page S-9 and other information included in this prospectus supplement and the documents incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our notes.

Unless otherwise noted, the information in this prospectus supplement assumes that the underwriters’ overallotment option will not be exercised.

RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of these securities. These risks and uncertainties include those described in the risk factor and other sections of the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties incorporated by reference in this prospectus supplement and the accompanying prospectus are not the only risks and uncertainties we may confront. Moreover, risks and uncertainties not presently known to us or currently deemed immaterial by us may also adversely affect our business, results of operations, financial condition or cash flows, or the value of the securities. Subsequent prospectus supplements may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplements. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors listed below. Any of these risks, as well as other risks and uncertainties, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our securities.

Keep these risk factors in mind when you read forward-looking statements contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. These statements relate to our expectations about future events and time periods. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue” or “opportunity,” the negative of these words or words of similar import. Similarly, statements that describe our reserves and our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

Risks Related to Our Business

Please carefully consider the information set forth in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013 and the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, which could materially affect our business, financial condition or future results. The risks described in our Annual Report on Form 10-K, as well as other risks and uncertainties, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our securities. Additional risks not currently known or currently material to us may also harm our business.

Failure to acquire additional sources of revenue, including royalty revenue, after expiration of our Queen et al. patents may cause us to have insufficient revenues to continue operations.

Substantially all of our revenues in the first three quarters of 2013 consisted of royalties from licensees of our Queen et al. patents, which finally expire in December 2014. Unless we are able to acquire sufficient alternative income-generating assets, such as royalty rights on commercially reasonable terms, we will no longer receive patent-related royalties or other revenues once our Queen et al. licensees have sold all their inventory of licensed product on which they are contractually bound to pay us a royalty. If we are unsuccessful in acquiring sufficient new sources of income, we will likely liquidate our business. See “Risk Factors Related to the Notes and Our Common Stock—The patents underlying substantially all of our current revenues will expire prior to the maturity of the notes. If we do not obtain adequate replacement assets, the value of the notes and our common stock could reasonably be expected to be adversely affected by the resulting decrease in our revenue base or wind up of our operations. In addition, any assets we acquire to replace our expiring patents will involve presently unknowable risks.”

Many of our potential income generating investments are in companies or assets that have limited commercialized revenue-generating products, which may negatively impact our investment returns.

In anticipation of the expiration of our Queen et al. patents, we have made and will likely continue to make investments in income-generating assets, such as loans in exchange for a profit share or royalty streams, in the healthcare industries, many of which investments are in companies that, at the time of investment, have limited or no commercialized revenue-generating products. If the assets are not successfully commercialized, the value of our investments will be negatively affected. The ultimate success of our investments in many of our potential revenue generating assets in these industries will depend on the ability of the counterparty to innovate, develop and commercialize their products, in increasingly competitive and highly regulated markets. Their inability to do so would negatively affect our investment. In addition, in connection with many of our potential income-generating investments, we are dependent, to a large extent, on third parties to enforce certain rights for our benefit. For example, we acquired certain royalty rights from Depomed, which, as the licensor of certain patents, retains various rights, including the contractual right to audit its licensees and to ensure those licensees are complying with the terms of the underlying license agreement. Depomed also retains full responsibility to protect and maintain the intellectual property rights underlying the licenses. While we have contractual rights to require Depomed to take action regarding many of these rights, because Depomed’s economic interest in the license agreements is limited, it may not enforce or protect those rights as it otherwise would have had it retained the full economic interest in the payments under the license agreements. Moreover, in respect of the royalty stream relating to the Glumetza diabetes medication that we acquired from Depomed, which is the royalty right producing the highest revenues from the Depomed acquired royalties, U.S. patent protection for this product is expected to begin to expire in September 2016, and under settlement agreements to which Depomed is a party, certain manufacturers of generic products will be permitted to enter the market starting in February and August 2016.

The lack of liquidity in our investments may adversely affect our business and, if we need to sell any of our investments, we may not be able to do so at a favorable price. As a result, we may suffer losses.

We generally invest in patents, royalty rights and debt instruments that have limited secondary resale markets. The illiquidity of most of our assets may make it difficult for us to dispose of them at a favorable price and, as a result, we may suffer losses if we are required to dispose of any or all such assets in a liquidation or otherwise. In addition, if we liquidate all or a portion of our assets quickly or in connection with a liquidation, we may realize significantly less than the value at which we had previously recorded these assets.

Risk Factors Related to the Notes and Our Common Stock

The patents underlying substantially all of our current revenues will expire prior to the maturity of the notes. If we do not obtain adequate replacement assets, the value of the notes and our common stock could reasonably be expected to be adversely affected by the resulting decrease in our revenue base or wind up of our operations. In addition, any assets we acquire to replace our expiring patents will involve presently unknowable risks.

As described above in “Risks Related to Our Business,” substantially all our revenues consist of royalties from licensees of our Queen et al. patents, which finally expire in December 2014. For the year ended December 31, 2012 and the nine months ended September 30, 2013, the royalties from the licensees of our Queen et al. patents constituted substantially all of our revenue. The Queen et al. patent licensees are generally obligated to pay royalties on product manufactured before these patents expire but sold thereafter. Pursuant to the 2014 Settlement Agreement, Genentech must pay us royalties on worldwide sales of Avastin, Herceptin, Xolair, Kadcyla and Perjeta until December 31, 2015 and on ex-US sales of Lucentis until December 28, 2014.

There is substantial competition for valuable patents, royalty assets and structured financing transactions. We may not be able to identify such assets or financing opportunities, or, even if we do, we may not be successful in our attempt to acquire them or they may not be competitively priced. If we are not successful in our efforts to identify and acquire new income-generating assets, or do not receive expected income from new assets, this will adversely affect the value of the notes and any common stock received upon the conversion of the notes. See “Risk Factors—Our common stock may lose value, our common stock could be delisted from NASDAQ and our business may be liquidated due to several factors, including the expiration of our Queen et al. patents, the failure to acquire additional sources of revenue, the payment of dividends or distributions to our stockholders and failure to meet analyst expectations.” in our Annual Report on Form 10-K for the year ended December 31, 2012.

If we do not identify and acquire adequate replacement assets for our expiring patents, our revenue base will be decreased and our business may be wound up. If we fail to reserve adequate amounts to satisfy our liabilities and do not acquire adequate replacement assets, we could become unable to meet our obligations in respect of the notes. Because specific assets that we may acquire in the future are not currently known, there is no current basis for you to evaluate the possible merits or risks of the particular assets that, if successfully acquired, will form the future basis for our business. See “Risk Factors—Our current and future acquisitions of other material income generating asset transactions may not produce anticipated revenues, and if such transactions are secured by collateral, we may be, or may become, undersecured by the collateral or such collateral may lose value and we will not be able recuperate our capital expenditures in the acquisition” in our Annual Report on Form 10-K for the year ended December 31, 2012.

The notes are unsecured and rank pari passu with our other senior debt; the notes are effectively subordinated to our secured indebtedness (to the extent of the value of the assets securing such indebtedness) and will be structurally subordinated to all liabilities of our subsidiaries, including trade payables.

The notes will rank equal in right of payment to all of our existing and future senior indebtedness, including our trade payables. As of September 30, 2013 and December 31, 2013, we had approximately $335,250,000 and $335,250,000, respectively, of senior unsecured indebtedness equal in right of payment to the notes, including our outstanding 3.75% Senior Convertible Notes due May 2015 and 2.875% Series 2012 Convertible Senior Notes due February 15, 2015. The notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. As of September 30, 2013 and December 31, 2013, excluding trade payables, we had approximately $0 and $75,000,000, respectively, of senior secured indebtedness outstanding.

In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See “Description of Notes—General.”

None of our subsidiaries will guarantee our obligations under, or otherwise become obligated to pay any amounts due on, the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. In light of the absence of any of the foregoing restrictions, we may conduct our businesses in a manner that may cause the market price of our notes and common stock to decline or otherwise restrict or impair our ability to pay amounts due on the notes. In addition, the indenture does not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us, except to the extent described under “Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change” and “Description of Notes—Conversion of Notes—Increase in Conversion Rate Upon a Make-Whole Fundamental Change.” While the indenture governing the notes does provide for an adjustment to the conversion rate upon certain dilutive events, as described under the headings “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments” and, if applicable, under “Description of the Notes— Conversion of Notes—Increase in Conversion Rate Upon a Make-Whole Fundamental Change,” such adjustments may not adequately compensate you for any lost value of your notes as a result of any related distributions to our common stock holders, delisting of our common stock or other events resulting from any failure to acquire replacement income-generating assets, and the conversion rate for the notes may not be adjusted for all dilutive events. See “—The conversion rate for the notes may not be adjusted for all dilutive events” below.

Upon conversion of the notes, you may receive less proceeds than expected because the market price of our common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and the day the conversion value of your notes is finally determined.

We will satisfy our conversion obligation to holders by paying cash up to $1,000 of our conversion obligation in respect of each note and by delivering shares of our common stock in settlement of any amounts in excess of such specified portion of our conversion obligation. Accordingly, upon conversion of a note, you may not receive any shares of our common stock, or you may receive fewer shares of our common stock relative to the conversion value of that note. In addition, settlement of conversions generally will occur after the related settlement averaging period, which is generally 60 trading days. See “Description of Notes—Conversion of Notes—Settlement Upon Conversion.” As a result, upon conversion of the notes, you may receive less proceeds than expected because the market price of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the settlement date for the notes you converted.

We may not have the ability to raise the funds necessary to repurchase the notes or our other indebtedness upon a fundamental change or to pay cash upon conversion of the notes.

Holders may require us to repurchase all or a portion of their notes upon a fundamental change as described under “Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change.” In addition, upon conversion of the notes, we will be required to make cash payments in respect of the notes being converted as described under “Description of Notes—Conversion of Notes—Settlement Upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. Further, we may be contractually restricted by agreements governing our indebtedness, including our current credit agreement, from repurchasing all of the notes tendered by holders upon a fundamental change or from making all cash payments required upon conversion, and any future borrowing arrangements or debt agreements to which we become a party may contain restrictions on or prohibitions against making cash payments due upon maturity, required repurchase or conversion of the notes. We are not prevented by the terms of the notes or our other current indebtedness from entering into other debt instruments that could prohibit such payments. If we are prohibited from repaying or repurchasing the notes or paying the settlement amount due upon conversion, we could try to obtain the consent of lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance the borrowings, we will be unable to make cash payments with respect to the notes when due without causing an event of default under our other applicable indebtedness, which could, in turn, result in an event of default under the indenture governing the notes. Any such failure to pay cash on the notes when due would constitute an event of default under the indenture which could, in turn, constitute a default under the terms of our other indebtedness. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law or by regulatory authority. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute an event of default under the indenture. An event of default under the indenture or the fundamental change itself could also lead to a default under agreements governing our existing and future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

We may wind-up our operations, which could adversely affect the notes.

As described above in “Risks Related to Our Business,” our revenues consist almost entirely of royalties from licensees of our Queen et al. patents, which finally expire in December of 2014. For the year ended December 31, 2012 and the nine months ended September 30, 2013, the royalties from the licensees of our Queen et al. patents constituted substantially all of our revenue. The Queen et al. patent licensees are generally obligated to pay royalties on product manufactured before these patents expire but sold thereafter. Pursuant to the 2014 Settlement Agreement, Genentech must pay us royalties on worldwide sales of Avastin, Herceptin, Xolair, Kadcyla and Perjeta until December 31, 2015 and on ex-US sales of Lucentis until December 28, 2014.

The approval by our stockholders of a plan or proposal to liquidate the company will constitute a fundamental change as described under “Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change” and a “make-whole fundamental change” as described under “Description of Notes—Conversion of Notes—Increase in Conversion Rate Upon a Make-Whole Fundamental Change,” which means that you will have the right to require us to repurchase your notes for cash, or convert your notes at a potentially increased conversion rate, depending on the stock price of our common stock (determined as described under “Description of Notes—Conversion of Notes—Increase in Conversion Rate Upon a Make-Whole Fundamental Change”). However, neither the repurchase right upon a fundamental change or the conversion right upon a make-whole fundamental change may adequately compensate you for your lost time and option value in the notes. We will not, for example, pay the present value of remaining interest payments, nor will we compensate you for any hedge unwind activity you may incur as a result of a conversion or repurchase of notes.

Moreover, we may wind-up our operations through other transactions without receiving stockholder approval to liquidate the company. In the event we do so in a manner that does not constitute a fundamental change or make-whole fundamental change, the notes will not be subject to a repurchase or conversion right, even though our stock price, and therefore the value of the notes, may be adversely affected. If we fail to reserve adequate amounts to satisfy our liabilities and we wind up our operations, we could become unable to meet our obligations in respect of the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of certain fundamental change transactions described under “Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change,” you will have the right to require us to repurchase your notes. However, the fundamental change provisions will only afford protection to holders of notes in the event of certain transactions. Other transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the conversion rate for notes converted in connection with make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate event constituting a make-whole fundamental change occurs, under certain circumstances we will increase the conversion rate applicable to your notes, as described under “Description of Notes—Conversion of Notes—Increase in Conversion Rate Upon a Make-Whole Fundamental Change.” While

the adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change is designed to compensate you for the lost option value of your notes as a result of such transaction, the increase is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the stock price for such transaction (determined as described under “Description of Notes—Conversion of Notes—Increase in Conversion Rate Upon a Make-Whole Fundamental Change”) is greater than $12.50 per share, or if such price is less than $7.97 per share (each such price, subject to adjustment), no adjustment will be made to the applicable conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 125.4705 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion of Notes—Conversion Rate Adjustments.”

In addition, our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate for the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers, as described under “Description of Notes—Conversion of Notes—Conversion Rate Adjustments.” The conversion rate will not be adjusted, however, for other events, such as a third-party tender or exchange offer, conversion of our existing convertible notes into common stock or an issuance of common stock for cash, which may adversely affect the trading price of the notes or our common stock. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to such conversion rate.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock underlying your notes.

Prior to August 1, 2017, the notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes and consequently will not be able to receive the cash and, if applicable, shares of our common stock into which the notes would otherwise be convertible. This may negatively affect the trading prices of the notes.

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion features of the notes are triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion of Notes.” If one or more holders elect to convert their notes, we would be required to make cash payments to satisfy up to $1,000 of our conversion obligation in respect of each note, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which could result in a material reduction of our net working capital.

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only if you convert your notes and, as a result, are deemed to become a record owner of any shares of our common stock due upon such conversion as of the final day of the related settlement averaging period. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the record owner of the shares of our common stock, if any, due upon conversion, you will not be entitled to vote on the amendment, although you nevertheless will be subject to any changes in the powers, preferences or special rights of our common stock.

The fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of the Company.

The fundamental change repurchase rights, which will allow holders to require us to repurchase all or a portion of their notes upon the occurrence of a fundamental change, as described in “Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change,” and the provisions requiring an increase to the conversion rate for conversions in connection with make-whole fundamental changes, as described in “Description of Notes—Conversion of Notes—Increase in Conversion Rate Upon a Make-Whole Fundamental Change,” may in certain circumstances delay or prevent a takeover of the Company and the removal of incumbent management that might otherwise be beneficial to investors.

Provisions in Delaware law and our certificate of incorporation and amended and restated bylaws may inhibit a takeover of the Company, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our certificate of incorporation and amended and restated bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests, including the ability of our board of directors to designate the terms of and issue new series of preferred stock, provision of a staggered board, limitations on who can call special meetings of stockholders and advance notice requirements for stockholder proposals and director nominations. In addition, Section 203 of the Delaware General Corporation Law, which we have not opted out of, prohibits a public Delaware corporation from engaging in certain business combinations with an “interested stockholder” (as defined in such section) for a period of three years following the time that such stockholder became an interested stockholder without the prior consent of our board of directors. Section 203 of the Delaware General Corporation Law, as well as these charter and bylaws provisions, may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

To the extent we issue common stock upon conversion of the notes, such conversion would dilute the ownership interests of existing stockholders, including holders who had previously converted their notes, despite the expected reduction of such dilution as a result of the convertible note hedge transactions. In addition, in certain circumstances, such as a conversion of notes in connection with a make-whole fundamental change, the value of the shares we are entitled to receive under the convertible note hedge transactions may be less than the value of the shares in excess of the principal amount of the notes that we are obligated to deliver upon conversion of the notes. Furthermore, the warrant transactions separately will have a dilutive effect to the extent that the market value per share of our common stock exceeds the applicable strike price of the warrants. Sales of our common stock in the public market or sales of any of our other securities could dilute ownership and earnings per share, and even the perception that such sales could occur could cause the market price of our common stock to decline. The market price of our common stock also could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

Future issuances of shares of common stock may depress the trading price of our common stock and the notes.

Any issuance of equity securities after this offering, including any issuance of shares of our common stock upon conversion of the notes, could dilute the interests of our existing stockholders, including stockholders who have received shares of our common stock upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes.

We may incur significantly more debt, which could further increase the risks described above.

The terms of the notes do not limit our ability to incur additional indebtedness. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify, and we may not be able to meet all our debt obligations, including repayment of the notes, in whole or in part. Subject to certain limitations, additional debt could also be secured or incurred by our subsidiaries, which could increase the risks described above herein.

Holders may be subject to tax upon an adjustment to the conversion rate of the notes even in the absence of a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends or upon a fundamental change. If the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, holders will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. If you are a “non-United States holder” (as defined in “Material United States Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax, which may be withheld from payments of interest, shares of our common stock or proceeds subsequently paid or credited to you. See “Material United States Federal Income Tax Considerations.”

Proposed regulations under Section 871(m) of the Internal Revenue Code of 1986, as amended, if finalized in their current form, could subject non-U.S. persons to withholding on certain dividend equivalent payments made or deemed made on the notes after December 31, 2015, and could adversely affect the liquidity of the notes.

Proposed U.S. Treasury Department regulations issued pursuant to Section 871(m) of the Code, if finalized in their current form, would require withholding at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made after December 31, 2015 to non-U.S. persons in respect of financial instruments that reference U.S. stocks. These rules apply only to instruments acquired after March 4, 2014, and therefore they generally should not apply to a non-U.S. person that acquires notes in this offering. However, it is possible that withholding requirements under these rules will apply to notes acquired by such non-U.S. person if the non-U.S. person enters into one or more other transactions with respect to our common stock after March 4, 2014. Moreover, it is possible that a withholding agent may withhold on payments made to a non-U.S. person that purchases notes in this offering if the withholding agent cannot determine the date on which the non-U.S. person acquired the notes. Additionally, because a non-U.S. person that purchases notes after March 4, 2014 might be subject to withholding under these rules, depending on the facts as of the date of the acquisition, an initial holder’s ability to transfer the notes on a secondary market may be adversely affected. Non-U.S. persons should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations.

The market price of the notes is expected to be significantly affected by the market price of our common stock.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement and the accompanying prospectus or the documents we have incorporated by reference in this prospectus supplement and the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes.

Any adverse rating of the notes may cause the value of the notes to fall.

We do not intend to seek a rating on the notes. However, if, in the future, one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce or withdraw their rating, or place the notes on “watch list,” the market price of the notes and our common stock would be adversely affected.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, they are not obligated to make a market in the notes, and they may discontinue market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, may not continue. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

We entered into convertible note hedge transactions with the option counterparties concurrently with the pricing of the notes. Separately, we also entered into warrant transactions with the option counterparties at that time. The convertible note hedge transactions are expected to reduce the potential dilution with respect to our common stock upon conversion of the notes. The warrant transactions could separately have a dilutive effect to the extent that the market price per share of our common stock exceeds the strike price of the warrants. If the underwriters exercise their overallotment option, we expect to sell additional warrants and use a portion of the net proceeds from the sale of such additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions. The convertible note hedge transactions and warrant transactions will be accounted for as an adjustment to our stockholders’ equity.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties and/or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any settlement averaging period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any settlement averaging period related to a conversion of notes, it could affect the amount and value of the consideration that you will receive upon conversion of the notes.

In addition, if any such convertible note hedge and warrant transactions fail to become effective, whether or not this offering of notes is completed, the option counterparties and/or their respective affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes. The potential effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could adversely affect the value of our common stock and the value of the notes (and as a result, the value of the consideration, the amount of cash and the number of shares, if any, that you would receive upon the conversion of any notes) and, under certain circumstances, your ability to convert your notes.

The convertible note hedge transactions and the warrant transactions are separate transactions (in each case entered into between us and the option counterparties), are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions or the warrant transactions.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of the notes or our common stock. In addition, we do not make any representation that the option counterparties will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. See “Description of Convertible Note Hedge and Warrant Transactions.”

In addition, a failure by the option counterparties or their respective affiliates (due to bankruptcy or otherwise) to pay or deliver, as the case may be, to us amounts owed to us under the convertible note hedge transactions will not reduce the consideration we are required to deliver to a holder upon its conversion of notes and may result in an increase in dilution with respect to our common stock.

We are subject to counterparty risk with respect to the convertible note hedge transactions.

The option counterparties are financial institutions, and we will be subject to the risk that any or all of them might default under the convertible note hedge transactions. Our exposure to the credit risk of the option counterparties will not be secured by any collateral. Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions. If an option counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings, with a claim equal to our exposure at that time under our transactions with that option counterparty. Our exposure will depend on many factors but, generally, an increase in our exposure will be correlated to an increase in the market price and in the volatility of our common stock. In addition, upon a default by an option counterparty, we may suffer adverse tax consequences and more dilution than we currently anticipate with respect to our common stock. We can provide no assurances as to the financial stability or viability of the option counterparties.

Regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that certain investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, will impact our reported financial results.

Under the Financial Accounting Standards Board Accounting Standards Codification, or ASC, Subtopic 470-20 Debt with Conversion and Other Options (ASC 470-20), an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component of the notes is required to be included in additional paid-in capital in stockholders’ equity on our consolidated balance sheet and the value of the equity component will be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record non-cash interest expense over the term of the notes related to the accretion of the discounted carrying value of the notes to their principal amount. We will report lower net income because ASC 470-20 will require reported interest expense to include both the amortization of the debt discount and the instrument’s stated coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments such as the notes that may be settled entirely or partly in cash, are currently accounted for utilizing the treasury stock method for purposes of computing diluted net income per share, whenever the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share may be adversely affected.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $252.4 million, after deducting the discounts, commissions and estimated expenses payable by us. If the underwriters exercise in full their over-allotment option to purchase up to an additional $39,130,000 aggregate principal amount of the notes offered hereby, we estimate the net proceeds will be approximately $290.3 million. We expect to use approximately $17.0 million of the net proceeds of this offering to pay the cost of the convertible note hedge transactions described herein (after such cost is partially offset by the proceeds to us of the warrant transactions described herein), which are expected to reduce the dilutive impact of the conversion feature of the notes offered hereby on our outstanding shares of common stock. The balance of the net proceeds will be used for working capital and general corporate purposes, including without limitation the repayment, repurchase or redemption of outstanding indebtedness or the acquisition of income-generating assets. Pending such uses, we intend to invest any remaining net proceeds of this offering in interest-bearing, short-term securities issued or guaranteed as to principal or interest by the United States or a person controlled by the government of the United States.

We entered into the convertible note hedge transactions and warrant transactions with the option counterparties. If the underwriters exercise in full their option to purchase additional notes to cover over-allotments, we expect to use a portion of the net proceeds from the sale of the additional notes to purchase additional convertible note hedge transactions, which would increase the total cost (after such cost is partially offset by the proceeds to us of the warrant transactions described herein) of the convertible note hedge transactions to approximately $19.5 million.

DIVIDEND POLICY

We currently utilize dividends to increase return for our stockholders. On January 29, 2014, our board of directors declared that the regular quarterly dividends to be paid to our stockholders in 2014 will be $0.15 per share of common stock, payable on March 12, June 12, September 12 and December 12 of 2014 to stockholders of record on March 5, June 5, September 5 and December 5 of 2014, the record dates for each of the dividend payments, respectively.

At the beginning of each fiscal year, our board of directors sets the Company’s total annual dividend payments for the year. The board of directors evaluates the financial condition of the Company and considers the economic outlook, corporate cash flow, the Company’s liquidity needs and the health and stability of credit markets when determining the dividend.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on NASDAQ under the symbol “PDLI.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on NASDAQ.

	Price Range of Common Stock
	High	Low
2011
First Quarter	$6.40	$4.66
Second Quarter	6.70	5.70
Third Quarter	6.44	5.40
Fourth Quarter	6.46	5.15
2012
First Quarter	$6.60	$6.00
Second Quarter	6.68	6.03
Third Quarter	7.86	6.49
Fourth Quarter	8.43	6.95
2013
First Quarter	$7.58	$6.50
Second Quarter	8.48	7.22
Third Quarter	8.45	7.63
Fourth Quarter	10.21	7.52
2014
First Quarter (through February 6, 2014)	$9.22	$7.38

The last reported sale price of our common stock on NASDAQ on February 6, 2014 was $7.97 per share. As of January 31, 2014, there were 140,058,451 shares of our common stock outstanding held by approximately 135 holders of record.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of September 30, 2013. Our capitalization is presented:

•	on an actual basis; and

•

on an as-adjusted basis to reflect (i) our net proceeds of approximately $252.4 million from the issuance of the notes offered hereby, after deducting the discounts, commissions and estimated expenses payable by us and (ii) the use of approximately $17.0 million to pay the cost of the convertible note hedge transactions, as described under “Description of Convertible Senior Note Hedge and Warrant Transactions” (after such cost is partially offset by the proceeds to us of the warrant transactions described herein).

The table does not reflect the private exchange and purchase transactions with respect to the 2015 Notes, which private exchange and purchase transactions will close, if at all, after the date hereof. You should read this table along with our consolidated financial statements and related notes and the other financial information incorporated by reference into this prospectus supplement or the accompanying prospectus.

	As of September 30, 2013
	Actual		As Adjusted
	(dollars in thousands)
	(unaudited)
Cash, cash equivalents and investments	$326,458		$561,825	(1)

Long term debt, including current maturities:
2.875% Convertible Senior Notes due 2015	$171,066	(2)	$171,066	(2)
3.75% Convertible Senior Notes due 2015	147,015	(2)	147,015	(2)
4.00% Convertible Senior Notes due 2018 offered hereby	—		260,870	(3)

Total long term debt, including current maturities	318,081		578,951
Total stockholders’ equity	52,887		35,887	(1)(2)(3)

Total capitalization	$370,968		$614,838

(1)	Reflects an estimated amount of $17.0 million for the pre-tax cost of the convertible note hedge transactions, after such cost is partially offset by the proceeds to us of the warrant transactions, as described under “Description of Convertible Note Hedge and Warrant Transactions”. Such cost is included in additional paid-in capital in our total stockholders’ equity.
(2)	The amounts reflect the application of Accounting Standards Codification 470-20 which requires bifurcation of the liability and equity components (see discussion in footnote 3 below). The actual principal amounts of the 2.875% Convertible Senior Notes due 2015 and the 3.75% Convertible Senior Notes due 2015 are $180.0 million and $155.25 million, respectively.
(3)	Accounting Standards Codification ASC 470-20 specifies that issuers of convertible debt that may be wholly or partially settled in cash must separately account for the liability and equity components in a manner that will reflect the issuer’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The amount presented does not reflect the debt discount that we will be required to recognize for the notes offered hereby. Following the issuance of the notes, we will record a debt discount for the notes that will decrease total consolidated debt and increase additional paid-in capital. The debt component will accrete up to the principal amount over the expected term of the debt.

DESCRIPTION OF NOTES

Set forth below is a description of the terms of our 4.00% Convertible Senior Notes due 2018, or the “notes,” which are a series of “debt securities” as described in the accompanying prospectus. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.” This Description of Notes, however, supersedes the information set forth in the accompanying prospectus to the extent inconsistent with that information, and the notes will not be subject to certain provisions described in the accompanying prospectus, as specified below.

We will issue the notes under the senior indenture referred to in the accompanying prospectus which is to be entered into upon the closing of this offering and dated as of the closing date between us, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (which we refer to as the “trustee”), as supplemented by a supplemental indenture thereto, between the same parties, which is to be entered into upon the closing of this offering and dated as of the closing date (we refer to this senior indenture, as supplemented, as the “indenture”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (which we refer to as the “Trust Indenture Act”), which will be deemed to apply to the indenture.

The following is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to, and is qualified by reference to, all the provisions of the notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the indenture, including the form of the certificate evidencing the notes, is available to you upon request. See “Where You Can Find More Information.”

In this section of the prospectus supplement (entitled “Description of Notes”), when we refer to “PDL,” “we,” “our,” or “us,” we are referring to PDL BioPharma, Inc. and not any of its subsidiaries.

General

We are offering $260,870,000 aggregate principal amount of the notes (or $300,000,000 if the underwriters exercise their overallotment option in full).

The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our existing and future senior unsecured indebtedness. The notes will rank senior in right of payment to any existing or future indebtedness which is subordinated by its terms to the notes. As of September 30, 2013 and December 31, 2013, we had approximately $335,250,000 and $335,250,000, respectively, of senior unsecured indebtedness equal in right of payment to the notes, including our outstanding 3.75% Senior Convertible Notes due May 2015 and 2.875% Series 2012 Convertible Senior Notes due February 15, 2015. The notes will be structurally subordinated to all liabilities of our subsidiaries and will be effectively junior to our current and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any of these additional notes will, together with the notes, constitute a single series of notes under the indenture. Holders of such additional notes will have the right to vote together with holders of notes as one class. No such additional notes may be issued with the same CUSIP number unless they will be fungible with the notes offered hereby for U.S. federal income tax and securities law purposes. The notes will be issued only in denominations of $1,000 or in integral multiples of $1,000.

The notes will mature on February 1, 2018, subject to earlier repurchase or conversion.

The notes will be convertible under the circumstances described below. Upon conversion of a note, we will pay cash and, if applicable, deliver shares of our common stock as described below under “—Conversion of Notes—Settlement Upon Conversion.” Holders will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the circumstances described below under “—Conversion of Notes—General.”

We use the term “note” in this prospectus supplement to refer to each $1,000 principal amount of notes.

The registered holder of a note will be treated as the owner of it for all purposes, and all references herein to “holders” refer to the registered holders.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, securing other debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of PDL, except to the extent described under “—Repurchase at Option of the Holder Upon a Fundamental Change,” “—Increase in Conversion Rate Upon a Make-Whole Fundamental Change” and “—Consolidation, Merger and Sale of Assets.”

The notes will bear cash interest at the annual rate of 4.00% commencing on February 12, 2014. Interest will be payable semi-annually in arrears on August 1 and February 1 of each year, beginning August 1, 2014. The record dates for the payment of interest will be July 15 and January 15. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. We are not required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it was paid on the original due date and no interest will accrue on the payment for the additional period of time.

A “business day” means, with respect to any note, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which the banking institutions in New York City are authorized or obligated by law or executive order to close or be closed. Interest will cease to accrue on a note upon its maturity, conversion or repurchase by us at the option of a holder, unless we default in any payment due on any note at maturity or the repurchase date or in the delivery of conversion consideration for a converted note, in which case, interest will cease to accrue on a note at the close of business on the date payment is made or conversion consideration is delivered.

We will maintain an office in New York, New York where the notes may be presented for registration, transfer, exchange or conversion. This office is initially an office or agency of the trustee. Except under limited circumstances described below, the notes are issued only in fully-registered book entry form, without coupons, and are represented by one or more global notes. There is no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

General

Prior to the close of business on the business day immediately preceding August 1, 2017, the notes will be convertible upon satisfaction of one or more of the conditions described under the headings “—Conversion Based on Common Stock Price,” “—Conversion Upon Satisfaction of Trading Price Condition,” and “—Conversion Upon Specified Corporate Transactions” at the conversion rate. On or after August 1, 2017, you will have the right, at your option, to convert your notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, unless previously repurchased, at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate for the notes will initially be 109.1048 shares of our common stock per $1,000 principal amount of notes, subject to the adjustments described below. This is equivalent to an initial conversion price of approximately $9.17 per share of common stock. Upon conversion of a note, we will satisfy our conversion obligation by paying cash and, if applicable, delivering shares of our common stock, as set forth below under “—Settlement Upon Conversion.” The amount of cash and, if applicable, shares of our common stock due upon conversion will be based on a daily conversion value (as defined below under “—Settlement Upon Conversion”) calculated on a proportionate basis for each trading day in the 60 trading-day settlement averaging period (as defined below under “—Settlement Upon Conversion”). The trustee will initially act as the conversion agent.

The conversion rate and the corresponding conversion price in effect at any given time will be subject to adjustment as described below under “—Conversion Rate Adjustments” and “—Increase in Conversion Rate Upon a Make-Whole Fundamental Change.” The conversion price at any given time will be computed by dividing $1,000 by the conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, a holder will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, except as described below. Our settlement of conversions as described below under “—Settlement Upon Conversion” will be deemed, except as described below, to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed, except as described below, to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the foregoing, if notes are submitted for conversion after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. If you submit your notes for conversion between the close of business on a regular record date for the payment of interest and the open of business on the next interest payment date, you must pay funds equal to the amount of interest payable on the principal amount being converted on the next interest payment date; provided that no such payment need be made:

•	if we have specified a fundamental change repurchase date (as defined below) that is after a regular record date and on or prior to the corresponding interest payment date;

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note; or

•	if the notes are surrendered for conversion on or after the regular record date immediately preceding the maturity date.

As a result of the foregoing provisions, (i) if the exceptions described in the preceding paragraph do not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period and (ii) we will pay interest on the maturity date on all notes converted after the regular record date immediately preceding the maturity date, and converting holders will not be required to pay us equivalent interest amounts.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of shares of our common stock upon the conversion, unless the tax is due because the holder requests any such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

If the notes are subject to repurchase following a fundamental change, your conversion rights on the notes so subject to repurchase will expire at the close of business on the business day immediately preceding the fundamental change repurchase date or such earlier date as the notes are presented for repurchase, unless we default in the payment of the repurchase price, in which case, your conversion right will terminate at the close of business on the date the default is cured and the notes are repurchased. If you have submitted your notes for repurchase upon a fundamental change, you may only convert your notes if you withdraw your election in accordance with the indenture.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note. Such note will be deemed to have been converted immediately prior to the close of business on the conversion date and the holder will be treated as a stockholder of record of PDL as of the final trading day of the related settlement averaging period.

You may surrender your notes for conversion only under the following circumstances:

Conversion Based on Common Stock Price

Prior to the close of business on the business day immediately preceding August 1, 2017, holders may surrender all or any portion of their notes for conversion at any time during any fiscal quarter (and only during such fiscal quarter) commencing after the fiscal quarter ending on June 30, 2014, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the conversion price for the notes on each applicable trading day.

We will determine at the beginning of each fiscal quarter commencing after the fiscal quarter ending on June 30, 2014, whether the notes are convertible as a result of the price of our common stock, and if we determine that the notes are convertible as a result of the price of our common stock, we will notify the trustee and the conversion agent (if other than the trustee).

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the relevant exchange. The last reported sale price will be determined without reference to after-hours or extended market trading. If our common stock is not listed for trading on the relevant exchange on the relevant date, the “last reported sale price” of our common stock will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” for our common stock will be the average of the midpoint of the last bid and ask prices for our common stock on the relevant date from each of three U.S. nationally recognized independent investment banking firms, which may include any or all of the underwriters, selected by us for this purpose.

The “relevant exchange” means the NASDAQ Global Select Market or, if our common stock is not then listed on the NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed for trading.

Except for purposes of determining amounts due upon conversion, “trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the relevant exchange or, if our common stock (or such other security) is not then listed on the relevant exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding August 1, 2017, a holder may surrender all or any portion of its notes for conversion at any time during the five business-day period immediately after any five consecutive trading-day period, which we refer to as the “measurement period,” in which the “trading price” per $1,000 principal amount of notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate for the notes for each such trading day, subject to compliance with the procedures and conditions described below concerning the trading price determination, in which event the “trading price condition” will have been met.

The “trading price” per $1,000 principal amount of the notes on any date of determination shall be determined based on the average of the secondary market bid quotations obtained by the bid solicitation agent (which shall be us or an investment bank selected by us) for $2.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent U.S. nationally recognized securities dealers we select for this purpose, which may include any or all of the underwriters; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us or the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2.0 million principal amount of the notes from a U.S. nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent (if other than us) shall have no obligation to determine the trading price of the notes unless we have requested such a determination; and we shall have no obligation to make such a request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we will determine (or cause the bid solicitation agent to determine) the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If, upon presentation of such reasonable evidence by the holder, we do not make such determination or cause the bid solicitation agent to make such determination, then the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day we do not make such determination or cause the bid solicitation agent to make such determination.

If the trading price condition has been met, we will, as soon as practicable following the condition being met, so notify the holders of the notes, the trustee and the conversion agent (if other than the trustee). If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such day, we will so notify the holders of the notes, the trustee and the conversion agent (if other than the trustee) by the same mechanism.

Conversion Upon Specified Corporate Transactions

If, prior to the close of business on August 1, 2017, we elect to:

•

distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days from the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution; or

•

distribute to all or substantially all holders of our common stock, assets, securities or certain rights to purchase our securities, which distribution has a per share value as reasonably determined by our board of directors exceeding 10% of the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution, then, in either case, we will notify the holders of the notes at least 70 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time from, and including, the date we mail such notice until the earlier of 5:00 p.m., New York City time on the business day immediately preceding the ex-dividend date or the date of our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise may participate in the distribution of cash or common stock without conversion (based upon the conversion rate and upon the same terms as holders of our common stock).

In addition, in the event of a “fundamental change” (as defined below under “—Repurchase at Option of the Holder Upon a Fundamental Change” but without regard to the exclusion of transactions involving publicly traded securities in the paragraph following clause (4) of that definition) or a “make-whole fundamental change” (as defined below under “—Increase in Conversion Rate Upon a Make-Whole Fundamental Change”), a holder may surrender all or any portion of its notes for conversion at any time from and after the 70th scheduled trading day prior to the anticipated effective date of such fundamental change or make-whole fundamental change, as the case may be, until the 45th day following the actual effective date of the make-whole fundamental change (or, if earlier and to the extent applicable, the close of business on the business day immediately preceding the fundamental change repurchase date).

We must notify holders of the anticipated effective date of the fundamental change or make-whole fundamental change, as the case may be, (i) as soon as practicable following the date we publicly announce such transaction or event but in no event less than 70 scheduled trading days prior to the anticipated effective date of such transaction or event; or (ii) if we do not have knowledge of such transaction or event at least 70 scheduled trading days prior to the anticipated effective date of such transaction or event, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction or event, but in no event later than the actual effective date of such transaction or event. We will update our notice promptly if the anticipated effective date subsequently changes.

If a holder elects to convert its notes in connection with a make-whole fundamental change, we will, in certain circumstances, increase the conversion rate by a number of additional shares of our common stock as described below under “—Increase in Conversion Rate Upon a Make-Whole Fundamental Change.”

If a fundamental change occurs, a holder may also have the right to require us to repurchase all or a portion of its notes, as described under “—Repurchase at Option of the Holder Upon a Fundamental Change.”

Conversion During a Specified Period

Notwithstanding anything herein to the contrary, a holder may surrender all or any portion of its notes for conversion at any time beginning on August 1, 2017, until the close of business on the second scheduled trading day immediately preceding the maturity date for the notes irrespective of the conditions set forth above.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to the amount of interest and additional interest, if any, payable on the next interest payment date and all transfer or similar taxes, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest (including additional interest, if any) payable on the next interest payment date.

If a holder has already delivered a repurchase notice as described under “—Repurchase at Option of the Holder Upon a Fundamental Change” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the fundamental change repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement Upon Conversion

Upon conversion, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 60 consecutive trading days during the related settlement averaging period.

The “daily settlement amount,” for each of the 60 consecutive trading days during the settlement averaging period, will consist of:

•	cash equal to the lesser of (i) one-sixtieth (1/60th) of $1,000 and (ii) the daily conversion value; and

•

if the daily conversion value exceeds one-sixtieth (1/60th) of $1,000, a number of shares equal to (i) the difference between the daily conversion value and one-sixtieth (1/60th) of $1,000, divided by (ii) the daily VWAP of our common stock for such trading day.

“Daily conversion value” means, for each of the 60 consecutive trading days during the settlement averaging period, one-sixtieth (1/60th) of the product of (i) the conversion rate multiplied by (ii) the daily VWAP of our common stock on such trading day.

“Daily VWAP” of our common stock, in respect of any trading day, means the per share volume-weighted average price on the relevant exchange as displayed under the heading “Bloomberg VWAP” on Bloomberg page PDLI <EQUITY> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as determined in a commercially reasonable manner by a nationally recognized independent investment banking firm retained for the purpose by us, using a volume-weighted average price method) and will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Settlement averaging period,” with respect to any note, means the 60 consecutive trading-day period beginning on, and including, the second trading day immediately following the related conversion date, except that “settlement averaging period” means, with respect to any note the conversion date for which occurs during the period beginning on, and including, August 1, 2017, and ending at the close of business on the second scheduled trading day immediately preceding the maturity date, the 60 consecutive trading day period beginning on, and including, the 62nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the relevant exchange or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

In order to determine a “trading day,” for the purposes of determining amounts due upon conversion, “market disruption event” means (1) a failure by the relevant exchange to open for trading during its regular trading session on any trading day or (2) the occurrence or existence, prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock, of an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

Except as described under “—Increase in Conversion Rate Upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the conversion consideration in respect of any notes that you convert on the third trading day immediately following the last trading day of the relevant settlement averaging period.

We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP of our common stock on the last trading day of the relevant settlement averaging period.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, without duplication, except that we will not make any adjustments to the conversion rate if holders of the notes participate, at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

(1) If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we effect a share split or share combination of our common stock, the conversion rate will be adjusted based on the following formula:

CR =	CR0	x	OS
OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

OS = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as the case may be.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or any share split or combination of the type described in this clause (1) is announced but the outstanding shares of our common stock are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of our common stock, as the case may be, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or such share split or combination had not been announced.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days from the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, the conversion rate will be increased based on the following formula:

CR =	CR0	x	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options, or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered pursuant to such rights, options or warrants, after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. To the extent such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For purposes of this clause (2) and for the purpose of the first bullet point under “—Conversion Upon Specified Corporate Events,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration if other than cash, to be determined by our board of directors.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends or distributions (including share splits) as to which an adjustment was effected pursuant to clause (1) or (2) above or clause (5) below;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply,

then the conversion rate will be increased based on the following formula:

CR =	CR0	x	SP0
SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

Notwithstanding the foregoing, if the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants so distributed with respect to one share of common stock as of the open of business on the ex-dividend date for such distribution is equal to or greater than the average of the last reported sale prices of the common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution, in lieu of the foregoing adjustment, each holder of a note shall receive, in respect of each $1,000 principal amount of notes held by such holder, at the same time and upon the same terms as holders of our common stock, without having to convert its notes, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received had such holder already owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution. If such distribution is not so paid or made, no such delivery of such capital stock, evidences of indebtedness, other assets, property or other securities shall be made.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR =	CR0	x	FMV + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;

FMV = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price as if such capital stock or similar equity interest were our common stock) over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off (such period, the “valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last trading day of the valuation period, but will be given effect as of the open of business on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the settlement averaging period in respect of any conversion, references within this clause (3) to 10 consecutive trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as shall elapse from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such settlement averaging period. For purposes of determining the conversion rate, in respect of any conversion during the 10 consecutive trading days commencing on the ex-dividend date for any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date. If such spin-off is not consummated, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such spin-off had not been declared.

(4) If we make or pay any cash dividend or distribution to all, or substantially all, holders of our outstanding common stock (other than a regular, quarterly cash dividend that does not exceed $0.15 per share (the “initial dividend threshold”) and other than distributions described in clause (5) below), the conversion rate will be increased based on the following formula:

CR =	CR0	x	SP0 – T
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution;

T = the initial dividend threshold; provided that if the dividend or distribution is not a regular quarterly cash dividend, the initial dividend threshold will be deemed to be zero; and

C = the amount in cash per share we pay or distribute to all or substantially all holders of our common stock.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the initial dividend threshold for any adjustment to the conversion rate under this clause (4).

The adjustment to the conversion rate under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if the amount in cash per share we pay or distribute to holders of our common stock is equal to or greater than the average of the last reported sale prices of the common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution, in lieu of the foregoing adjustment, each holder of a note shall receive, in respect of each $1,000 principal amount of notes held by such holder, at the same time and upon the same terms as holders of our common stock, without having to convert its notes, the amount in cash per share such holder would have received had such holder already owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock (subject to the tender offer rules under the Exchange Act then applicable), if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

CR =	CR0	x	AC + (SP x OS)
OS0 x SP

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR = the conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer); and

SP = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be given effect at the open of business on the trading day next succeeding the expiration date. If the trading day next succeeding the expiration date is less than 10 consecutive trading days prior to, and including, the end of the settlement averaging period in respect of any conversion, references within this clause (5) to 10 consecutive trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as shall elapse from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such settlement averaging period. For purposes of determining the conversion rate, in respect of any conversion during the 10 consecutive trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date.

As used in this “Description of Notes,” “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and as used in “—Conversion Rate Adjustments”, “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

If:

•

we are required to satisfy our conversion obligation through delivery of a combination of cash and common stock and shares of common stock are deliverable to settle the daily settlement amount for a given trading day within the settlement averaging period applicable to notes that you have converted;

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the conversion rate on the trading day in question; and

•

the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right, option or warrant to purchase shares of our common stock or such convertible or exchangeable securities.

If we adjust the conversion rate pursuant to the above provisions, we will, as soon as practicable following the adjustment, notify the holders of the notes, the trustee and the conversion agent (if other than the trustee).

We are permitted (but not required) to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. We will not take any action that would result in adjustment of the conversion rate, pursuant to the provisions described above, in such a manner as to result in the reduction of the conversion price to less than the par value per share of our common stock.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations” elsewhere in this prospectus supplement.

To the extent that we have a rights plan (i.e., a poison pill) in effect upon conversion of the notes, you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock in accordance with the provisions of the applicable rights plan, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, other of our assets or property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	solely for a change in the par value of our common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward, and take into account in any future adjustment, any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, (i) upon any required purchases of the notes in connection with a fundamental change, (ii) upon any conversion of notes and (iii) on each trading day of any settlement averaging period. Except as described in this section or in “—Increase in Conversion Rate Upon a Make-Whole Fundamental Change,” we will not adjust the conversion rate.

Recapitalizations, Reclassifications and Changes of our Common Stock

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, combination or binding share exchange involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in each case, as a result of which our outstanding common stock would be converted into, or exchanged for shares of stock, other securities or other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction; provided that, at and after the effective time of any such transaction, (x) any amount otherwise payable in cash upon conversion of the notes as set forth under “—Settlement Upon Conversion” will continue to be payable in cash, (y) the number of shares of our common stock otherwise deliverable upon conversion of the notes as set forth under “—Settlement upon Conversion” above, if any, will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction.

For purposes of the foregoing, the reference property that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, combinations, binding share exchanges, sales or transfers of assets or other transactions that cause our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. We will notify holders of the weighted average as soon as practicable after such determination is made. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in Conversion Rate Upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

In connection with any adjustment to the conversion rate described above, we will also adjust the initial dividend threshold (as defined under “—Conversion Rate Adjustments”) based on the number of shares of common stock comprising the reference property and (if applicable) the value of any non-stock consideration comprising the reference property. If the reference property is composed solely of non-stock consideration, the initial dividend threshold will be zero.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs of our common stock, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), our board of directors will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period when such last reported sale prices, daily VWAPs of our common stock, daily conversion values or daily settlement amounts are to be calculated.

Increase in Conversion Rate Upon a Make-Whole Fundamental Change

If and only to the extent that you convert your notes in connection with a make-whole fundamental change (as defined below) the effective date (defined below) of which occurs prior to the maturity date, we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below.

A “make-whole fundamental change” means any transaction or event that constitutes a “fundamental change” (as defined under “—Repurchase at Option of the Holder Upon a Fundamental Change” below and determined after giving effect to any exceptions to or exclusions from such definition (including, for the avoidance of doubt, after giving effect to the paragraph immediately succeeding clause (4) of such definition), but without regard to the second bullet point in clause (3) of such definition).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will pay or deliver, as the case may be, the consideration due in respect of such converted notes, based on the conversion rate as increased to reflect the additional shares pursuant to the table set forth below, as described under “—Conversion of Notes—Settlement Upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (3) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid or deemed to be paid per share of our common stock in such make-whole fundamental change transaction. If holders of our common stock receive only cash in the case of a make-whole fundamental change described in clause (3) under the definition of fundamental change, the stock price will be the cash amount paid per share of our common stock. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five consecutive trading days prior to, but not including, the effective date of such make-whole fundamental change.

A conversion of notes by a holder will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the conversion notice is received by the conversion agent on or subsequent to the effective date of the make-whole fundamental change and prior to the 45th day following the effective date of the make-whole fundamental change (or, if earlier and to the extent applicable, the close of business on the business day immediately preceding the fundamental change repurchase date (as specified in the fundamental change repurchase notice described under “—Repurchase at Option of the Holder Upon a Fundamental Change”)). We will notify holders of the anticipated effective date of such make-whole fundamental change by issuing a press release (and make the press release available on our website) as soon as practicable and in any event no later than one business day after the effective date of such make-whole fundamental change.

The stock prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and for the same events as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares, if any, by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below.

	Stock Price
Effective Date	$7.97	$8.50	$9.00	$9.50	$10.00	$10.50	$11.00	$11.50	$12.00	$12.50
February 12, 2014	16.3657	12.1141	8.8611	6.2316	4.1370	2.5076	1.2945	0.4739	0.0433	0.0000
February 1, 2015	16.3657	12.8592	9.5898	6.9903	4.9276	3.2306	1.6780	0.6389	0.0876	0.0000
February 1, 2016	16.3657	12.8602	9.3794	6.5105	3.9655	2.1200	0.9041	0.2065	0.0015	0.0000
February 1, 2017	16.3657	11.7807	7.9967	5.1120	3.0099	1.5849	0.7193	0.2992	0.0000	0.0000
February 1, 2018	16.3657	8.5423	2.0064	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The stock prices and additional share amounts set forth above are based upon a common stock price of $7.97 on February 6, 2014, and an initial conversion rate of 109.1048 shares of common stock per $1,000 principal amount of notes.

The exact stock price and effective date may not be set forth in the table above, in which case, if the stock price is:

•

between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•

more than $12.50 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

•	less than $7.97 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Despite the foregoing, in no event will the conversion rate, including any additional shares issuable under the table above, exceed 125.4705 shares of common stock per $1,000 principal amount of notes, subject to adjustment in the same manner and for the same events as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Repurchase at Option of the Holder Upon a Fundamental Change

If a fundamental change (as defined below) occurs at any time prior to maturity, you will have the right, at your option, to require us to repurchase any or all of your notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the date being referred to as the “fundamental change repurchase date”) of our choosing that is not less than 20 or more than 35 business days after the date on which we notify holders of the occurrence of the effective date for such fundamental change. The fundamental change repurchase price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, including any additional interest, if any, to (but not including) the fundamental change repurchase date, unless such fundamental change repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest, including any additional interest, if any, payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date and the price we are required to pay to the holder surrendering the note for repurchase will be equal to 100% of the principal amount of notes subject to repurchase and will not include any accrued and unpaid interest, including any additional interest.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) our common stock (or other common stock into which the notes are convertible or American Depositary Shares representing such common stock) is not traded or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or

(2) any person, including any syndicate or group deemed to be a “person” under Section 13(d) of the Exchange Act, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the

Exchange Act, of our common equity representing more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors (or we become aware that such a filing is required but has not been made), other than a filing by us, any of our wholly owned subsidiaries or any of our employee benefit plans; or

(3) consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of us pursuant to which shares of our capital stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our wholly owned subsidiaries (any such exchange, offer, consolidation, merger, transaction or series of transactions being referred to herein as an “event”) other than any transaction:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•

pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction with such holders’ proportional voting power immediately after such event being in substantially the same proportions as their respective voting power before such event; or

•

which is effected solely to change our jurisdiction of incorporation to another U.S. jurisdiction and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(4) our stockholders approve any plan or proposal for our liquidation or dissolution.

However, notwithstanding the foregoing, holders of the notes do not have the right to require us to repurchase any notes as a result of clause (2) or clause (3) above (and we are not required to deliver the notice incidental thereto), as a result of a transaction described in clause (3) in which at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a fundamental change under clause (3) above consists of shares of common stock traded on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) (or will be so traded immediately following the merger or consolidation) and, as a result of the merger of consolidation, the notes become convertible into the consideration paid for our common stock (consisting, as described above, of at least 90% eligible common stock), subject to the provisions set forth above under “—Settlement Upon Conversion.”

For purposes of the above, the term “capital stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing person.

On or before the 15th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•

whether the fundamental change is a make-whole fundamental change (as defined above), in which case the conversion provisions set forth under “—Increase in Conversion Rate Upon a Make-Whole Fundamental Change” will be applicable;

•	the date of the occurrence of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will issue a press release, publish the information through a public medium customary for such press releases and make the notice available on our website.

To exercise the fundamental change repurchase right, you must deliver, before the close of business on the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with the fundamental change repurchase notice duly completed, to the paying agent. Your fundamental change repurchase notice must state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, that remains subject to the repurchase notice.

If the notes are not in certificated form, the withdrawal notice must comply with appropriate DTC procedures.

We will be required to repurchase the notes that have been validly surrendered for repurchase and not withdrawn on the fundamental change repurchase date, subject to extension to comply with applicable law. To receive payment of the fundamental change repurchase price, you must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice. Holders will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•

the notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest (including additional interest, if any) upon delivery or book-entry transfer of the notes).

In connection with any repurchase offer pursuant to a notice of a fundamental change, we will under the indenture:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 or any other tender offer rules under the Exchange Act, if applicable;

•	file a Schedule TO or any successor or similar schedule under the Exchange Act, if required; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

The rights of the holders to require us to repurchase their notes upon a fundamental change could discourage a potential acquirer from acquiring us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, or to obtain control of us by any means, or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement, if applicable, that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their notes or be entitled to an increase in the conversion rate upon conversion as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” solely as a result of a significant change in the composition of our board.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

The terms of future senior debt instruments could prohibit us from repurchasing any notes, or provide that certain fundamental changes would constitute a default thereunder. If a fundamental change occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of the holders of the applicable senior debt to the repurchase of notes or could attempt to refinance the applicable senior debt that contains such prohibitions. If we do not obtain such a consent or repay such senior debt, we will remain prohibited from repurchasing any notes. In such case, our failure to repurchase tendered notes would constitute an event of default under the indenture, which may, in turn, constitute a default under such senior debt.

No notes may be repurchased by us at the option of the holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

Our ability to repurchase or pay the portion of our conversion obligation payable in cash upon conversion of the notes may be limited by restrictions on our ability to obtain funds for such repurchase or conversion through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right or to pay the portion of our conversion obligation payable in cash for all the notes that might be delivered by holders of notes seeking to exercise their conversion right. In addition, we have incurred, and may in the future incur, other indebtedness with similar fundamental change provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

We will not be required to make a fundamental change repurchase offer if a third party makes the fundamental change repurchase offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a fundamental change repurchase offer made by us and purchases all notes validly tendered and not withdrawn under such fundamental change repurchase offer.

No Optional Redemption

We may not redeem the notes prior to the maturity date, and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Events of Default

Each of the following constitutes an event of default under the indenture:

(1) we fail to pay principal on any note when due;

(2) we fail to pay any interest, including any additional interest, on any note when due if such failure continues for 30 days;

(3) we fail to perform any other agreement required of us in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) or (2) above or (4), (5), (6) or (7) below) if such failure continues for 60 days after notice is given in accordance with the indenture;

(4) we fail to pay the fundamental change repurchase price of any note when due;

(5) we fail to convert the notes into cash and, if applicable, shares of our common stock in accordance with the indenture upon exercise of a holder’s conversion right;

(6) we fail to provide timely notice of a fundamental change or notice of a specified corporate transaction as described under “Conversion of Notes—Conversion Upon Specified Corporate Transactions,” in each case, in accordance with the indenture, and, in each case, such failure continues for a period of five business days;

(7) we fail to comply with our obligations under “Consolidation, Merger and Sale of Assets”;

(8) indebtedness for money borrowed by us or one of our significant subsidiaries (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act) whether such indebtedness now exists or shall hereafter be created, in an aggregate outstanding principal amount in excess of $25 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within 60 days after written notice as provided in the indenture;

(9) we fail or any of our significant subsidiaries (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act) fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $25 million, if the judgments are not paid, discharged or stayed within 30 days;

(10) certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act).

If an event of default, other than an event of default described in clause (10) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes, by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal amount of and accrued and unpaid interest (including any additional interest) on the notes to be due and payable immediately. Upon such a declaration, such principal and accrued and unpaid interest (including any additional interest) will be due and payable immediately. If an event of default described in clause (10) above occurs with respect to us, the principal amount of and accrued and unpaid interest (including any additional interest) on the notes will automatically become immediately due and payable.

Notwithstanding the foregoing, we may elect, at our option, that the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to file reports as described under “—Reports” below (in either case, a “filing failure”) will for the first one hundred eighty (180) days after the occurrence of such event of default (the “extension period”) consist exclusively of the right of holders to receive additional interest on the notes accruing at the rate of (x) 0.25% per annum of the aggregate principal amount of notes that are then outstanding for each day during the 90-day period beginning on, and including, the occurrence of such an event of default during which such event of default is continuing and (y) 0.50% per annum of the aggregate principal amount of the notes that are then outstanding for each day during the 90-day period beginning on, and including, the 91st day following, and including, the occurrence of such an event of default during which such event of default is continuing, on the terms and in the manner described below.

Any additional interest will be paid at the same times and in the same manner as regular interest will be paid in accordance with this indenture. Additional interest will accrue on the notes that are then outstanding from the first day of the event of default to, but excluding, the earlier of (i) the date on which we have made the filings initially giving rise to the filing failure and (ii) the date that is one hundred eighty (180) days after the occurrence of the event of default. We must give written notice of our election to pay additional interest prior to the occurrence of the event of default. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. This right will not affect the rights of holders of notes if any other event of default occurs under the indenture. If we do not elect to pay additional interest or if we do not pay additional interest on a timely basis after electing to do so, the notes will be subject to acceleration as provided above. Notwithstanding the foregoing, if an additional filing failure occurs during an extension period, the notes will be subject to acceleration for such additional filing failure at the end of the extension period for the first filing failure to the extent it has not been remedied before the end of the first extension period; provided, however, that to the extent we have agreed to pay additional interest as to such additional filing failure, and the first filing failure has been remedied before the end of the first extension period, the notes will not be subject to acceleration until the end of the additional extension period as to such additional filing failure. For the avoidance of doubt, notwithstanding the occurrence of multiple overlapping filing failures, the aggregate amount of all additional interest paid in a year will not exceed 0.50% per annum of the aggregate principal amount of the notes that are outstanding as of the beginning of such year.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

After any acceleration of the notes, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and interest or the non-payment or non-delivery, as the case may be, of the consideration due upon conversion, have been cured or waived.

Subject to the trustee’s duties in the case an event of default has occurred and is continuing, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.

Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder has any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered indemnity to the trustee satisfactory to it to institute such proceeding as trustee; and

•

the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the right of each holder to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, shall not be impaired or affected without the consent of such holder.

Generally, the holders of a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

•	we fail to pay principal or interest (including additional interest) on any note when due;

•	we fail to convert any note into cash and, if applicable, shares of our common stock, in accordance with the provisions of the note and the indenture; or

•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must arrange for delivery to each holder notice of the default within 90 days after it becomes known to the trustee. Except in the case of a default in the payment of principal of or interest, including any additional interest, on any note or in the payment or delivery, as the case may be, of conversion consideration for a converted note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. We are required to furnish to the trustee, on an annual basis, within 120 days after the end of each fiscal year, a statement by our officers as to whether or not PDL, to the officers’ knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Waiver

Subject to certain exceptions, we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

•	change the maturity of the principal of, or interest on, any note;

•	reduce the principal amount of any note;

•	reduce the amount of principal payable upon acceleration of the maturity of any note;

•	make any note payable at a place or in money other than that stated in the note;

•	impair the right of any holder of notes to bring suit for the enforcement of any payment on, or with respect to, any note;

•

modify the provisions with respect to the repurchase right of the holders upon a fundamental change (including without limitation the fundamental change repurchase price) in a manner adverse to holders;

•	reduce the rate of or extend the stated time for payment of interest, including any additional interest, on any note;

•	adversely affect the right of holders to convert notes other than as provided in the indenture;

•	modify the ranking or priority of the notes;

•	reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	waive a continuing default or event of default in the payment of the principal of or interest on any note; or

•

modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of notes.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders to:

•	cure any ambiguity, omission, defect or inconsistency in the indenture or the notes in a manner that does not adversely affect to a material extent the rights of any holder;

•	conform the terms of the indenture or the notes to the description thereof in this prospectus supplement and the accompanying prospectus;

•

provide for the assumption by a successor corporation of our obligations under the indenture as described below under the heading “—Consolidation, Merger and Sale of Assets,” or above under the heading “Conversion of Notes—Recapitalizations, Reclassifications and Changes of our Common Stock,” including to provide for the adjustments to the conversion rate as set forth under the heading “Conversion of Notes—Recapitalizations, Reclassifications and Changes of our Common Stock;”

•	add guarantees with respect to the notes;

•	secure the notes;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder;

•	appoint a successor trustee with respect to the notes; or

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment and make the notice available on our website. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into another person in a transaction in which we are not the surviving person or convey, transfer or lease all or substantially all of our properties and assets to any successor person, unless:

•

(i) the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia, and (ii) such person assumes our obligations on the notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the indenture are met.

Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, PDL under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity or any fundamental change repurchase date or upon conversion or otherwise, cash and, if applicable, shares of our common stock (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture. The provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Defeasance” will not apply to the notes.

Calculations in Respect of Notes

We and our agents will be responsible for making all calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, the daily VWAPs of our common stock, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder. Neither the trustee nor the conversion agent shall be responsible for making any calculations for determining amounts to be paid or for monitoring any stock price.

Reports

The indenture provides that we must furnish to the trustee, within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Documents filed by us with the SEC via the EDGAR system will be deemed furnished to the trustee as of the time such documents are filed via EDGAR.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Transfer and Exchange

We have appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	act as the paying agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

All notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us, directly or indirectly, shall be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes repurchased by us or one of our subsidiaries shall no longer be considered “outstanding” under the indenture.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, are governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N. A. has agreed to serve as the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

We initially will issue the notes in the form of one or more registered global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co, as nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

All interests in the global securities will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. As a result, each investor who owns a beneficial interest in global securities must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

We will make payments of principal of and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest (including additional interest) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC procedures and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default in respect of the notes has occurred and is continuing.

DESCRIPTION OF CONVERTIBLE NOTE HEDGE AND WARRANT TRANSACTIONS

In connection with the pricing of the notes, we entered into convertible note hedge transactions with each of Royal Bank of Canada and Wells Fargo Bank, National Association, affiliates of certain of the underwriters (the “option counterparties”). The convertible note hedge transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock underlying the notes. Concurrently with entering into the convertible note hedge transactions, we also entered into warrant transactions with the option counterparties whereby we sold to the option counterparties warrants to purchase, subject to customary anti-dilution adjustments, up to the same number of shares of our common stock.

We intend to use approximately $17.0 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us of the warrant transactions described herein). If the underwriters exercise their overallotment option to purchase additional notes, we expect to sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of additional warrants, to enter into additional convertible note hedge transactions.

The convertible note hedge transactions are expected generally to reduce the potential dilution with respect to our common stock upon conversion of the notes in the event that the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants, there would nevertheless be dilution to the extent that such market price exceeds the strike price of the warrants.

We will not be required to make any cash payments to the option counterparties upon the exercise of the options that are a part of the convertible note hedge transactions, but we will be entitled to receive from them a number of shares of our common stock with a value equal to the amount by which the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions during the relevant valuation period under the convertible note hedge transactions. Additionally, if the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants during the measurement period at the maturity of the warrants, we will owe the option counterparties a number of shares of our common stock with a value equal to the excess of such market price per share of our common stock over the strike price of the warrants.

The convertible note hedge transactions and the warrant transactions are separate transactions entered into by us with the option counterparties, are not part of the terms of the notes and will not change holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions or the warrant transactions.

For a discussion of the potential impact of any market or other activity by the option counterparties and/or their respective affiliates in connection with the convertible note hedge transactions and warrant transactions, see “Underwriting (Conflicts of Interest)—Convertible Note Hedge and Warrant Transactions” and “Risk Factors—Risks Related to the Notes and Our Common Stock—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

UNDERWRITING (CONFLICTS OF INTEREST)

RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
RBC Capital Markets, LLC	$156,522,000
Wells Fargo Securities, LLC	$91,305,000
Cowen and Company, LLC	$7,826,000
Janney Montgomery Scott LLC	$5,217,000

Total	$260,870,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes at a price of 100% of the principal amount of notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of 1.65% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option
Public offering price	100.00%	$260,870,000	$300,000,000
Underwriting discount	3.00%	$7,826,100	$9,000,000
Proceeds, before expenses, to PDL	97.00%	$253,043,900	$291,000,000

We also entered into convertible note hedge and warrant transactions with the option counterparties as described below.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $677,140 and are payable by us.

Overallotment Option

We have also granted the underwriters the option to purchase within a period beginning the date of this prospectus supplement and ending on the 12th day following the date the notes are first issued up to an additional $39,130,000 aggregate principal amount of notes, solely to cover over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase an additional principal amount of the notes proportionate to that underwriter’s initial amount reflected in the above table.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Nasdaq Global Market Listing

Our shares are listed on the Nasdaq Global Select Market under the symbol “PDLI.”

The transfer agent and registrar for our common stock is The Bank of New York Mellon Trust Company, N.A.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with certain limited exceptions, that we and they will not, for a period of 90 days after the date of this prospectus supplement, without first obtaining the prior written consent of RBC Capital Markets, LLC and Wells Fargo Securities, LLC, directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	request or demand that we file a registration statement related to any common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Notwithstanding the above, the lock-up provision binding the Company will not apply to us with respect to, among other things, (A) the notes to be sold in this offering or any shares of common stock issued upon conversion of the notes, (B) any shares of common stock issued by the Company upon the exercise of an option or warrant or the conversion or exchange of a security outstanding on the date hereof, (C) any shares of common stock issued or options to purchase common stock granted pursuant to existing employee benefit plans of the Company (including, without limitation, the Company’s 2005 Equity Incentive Plan), (D) any shares of common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan or (E) the entry into the convertible note hedge and warrant transactions and any issuance and delivery of any shares of common stock upon any settlement or termination of the warrant transactions. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16 day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless RBC Capital Markets, LLC and Wells Fargo Securities, LLC waive, in writing, such extension.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the notes or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the notes or our common stock prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Convertible Note Hedge and Warrant Transactions

In connection with the pricing of the notes, we entered into convertible note hedge transactions with each of Royal Bank of Canada and Wells Fargo Bank, National Association, affiliates of certain of the underwriters (the “option counterparties”). The convertible note hedge transactions are expected generally to reduce the potential dilution with respect to our common stock upon conversion of the notes. We also entered into warrant transactions with the option counterparties pursuant to which we sold to the option counterparties warrants to purchase, subject to customary anti-dilution adjustments, up to the same number of shares of our common stock. The warrant transactions could separately have a dilutive effect to the extent that the market price per share of our common stock exceeds the relevant strike price of the warrants.

We expect to use approximately $17.0 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us of the warrant transactions described herein).

If the underwriters exercise their overallotment option to purchase additional notes, we expect to sell additional warrants and use a portion of the net proceeds from the sale of such additional notes, together with the proceeds from sale of the additional warrants, to enter into additional convertible note hedge transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties and/or their respective affiliates expect to purchase shares of our common stock in privately negotiated transactions and/or open market transactions and/or enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the relevant maturity of the notes (and are likely to do so during any settlement averaging period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock and/or the notes, which could affect your ability to convert such notes and, to the extent the activity occurs during any settlement averaging period related to a conversion of notes, it could affect the amount and value of the consideration that you will receive upon conversion of such notes.

For a discussion of the potential impact of market or other activity by the option counterparties and/or their respective affiliates in connection with these convertible note hedge and warrant transactions, see “Risk Factors—Risks Related to the Notes and Our Common Stock—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock” and “Description of Convertible Note Hedge and Warrant Transactions.”

Conflicts of Interest

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of RBC Capital Markets, LLC and Wells Fargo Securities, LLC entered into the convertible note hedge and warrant transactions with us and will receive a portion of the net proceeds from this offering applied to those transactions. Affiliates of RBC Capital Markets, LLC and Wells Fargo Securities, LLC are lenders under our senior secured term loan credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution of Securities

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. In addition, RBC Capital Markets, LLC and Wells Fargo Securities, LLC may facilitate Internet distribution for this offering to certain of its Internet subscription customers. RBC Capital Markets, LLC and Wells Fargo Securities, LLC may

allocate a limited principal amount of notes for sale to their online brokerage customers. An electronic prospectus supplement and the accompanying prospectus is available on the Internet web sites maintained by RBC Capital Markets, LLC and Wells Fargo Securities, LLC. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the RBC Capital Markets, LLC and Wells Fargo Securities, LLC web sites is not part of this prospectus supplement.

Notice to Residents of Canada

The securities may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations of the purchase, ownership, conversion and disposition of the notes, and the ownership and disposition of our common stock into which the notes may be converted. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the Code), applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the IRS) so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of our common stock held as a capital asset by a beneficial owner who purchases the note on original issuance at the first price at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•	tax consequences to persons holding notes or shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	tax consequences to certain former citizens or residents of the United States;

•	tax consequences to foreign trusts;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes.

If a partnership holds notes or shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of our common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes or shares of our common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership) of notes or shares of our common stock received upon conversion of the notes that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

CONSEQUENCES TO U.S. HOLDERS

Payments of interest

It is anticipated, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount. In such case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. If, however, the notes are issued for an amount less than the principal amount and the difference is more than a de minimis amount (as set forth in the Code), a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Additional interest

We may be required to pay additional interest to a U.S. holder in certain circumstances described above under the heading “Description of the Notes–Events of Default.” Because we believe the likelihood that we will be obligated to pay any such additional interest on the notes is remote, we intend to take the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments. Assuming our position is respected, a U.S. holder would be required to include in income such additional interest at the time payments are received or accrued, in accordance with such U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Our determination as to the remoteness of the likelihood of the additional interest and the characterization of the notes as not being contingent payment debt instruments is inherently factual and not binding on the IRS. If the IRS were to challenge successfully our determination and the notes were treated as contingent payment debt instruments, U.S. holders would generally be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the notes, to treat as ordinary income, rather than capital gain, any gain recognized on a taxable disposition of a note and to treat the entire amount of realized gain upon a conversion of notes as taxable. Our determination that the notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner that is required by applicable U.S. Treasury regulations. If, contrary to our expectations, we pay additional interest, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrues in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances, as described in “Description of Notes—Conversion of Notes—Conversion Rate Adjustments.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder generally will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under “—Distributions on Common Stock.” Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders.

Although there is no authority directly on point, the IRS may take the position that a constructive dividend deemed paid to a U.S. holder would not be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received and that U.S. corporate holders would not be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if backup withholding applies to a constructive dividend deemed received by a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, withhold any such amount from payments of cash and common stock payable on the notes. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment.

Sale, exchange or other taxable disposition of notes

Except as provided below under “—Conversion of notes,” a U.S. holder will generally recognize gain or loss upon the sale, exchange or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest, which will be taxable as such) upon such sale, exchange or other taxable disposition and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to tax at a reduced rate of taxation. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of notes

The U.S. federal income tax treatment of a U.S. holder’s conversion of the notes into our common stock and cash is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a partially taxable exchange or as a recapitalization, as briefly discussed below.

Possible treatment as a recapitalization

The conversion of a note into our common stock and cash may be treated in its entirety as a recapitalization for U.S. federal income tax purposes, in which case a U.S. holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as a part conversion and part redemption, as described below. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash (not including cash received in lieu of fractional shares) and the fair market value of our common stock received (treating fractional shares as received for this purpose) in the exchange (other than any cash or common stock attributable to accrued interest) over (B) the U.S. holder’s tax basis in the notes, and (ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares or cash attributable to accrued interest, which will be treated in the manner described below). The U.S. holder would have an aggregate tax basis in the common stock received in the conversion (other than common stock received with respect to accrued interest) equal to the aggregate tax basis of the notes converted, decreased by the aggregate amount of cash (other than cash in lieu of fractional shares and cash attributable to accrued interest) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional shares). The holding period for such common stock received by the U.S. holder would include the period during which the U.S. holder held the notes. Gain recognized will be long-term capital gain if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation.

Possible treatment as part conversion and part redemption

The conversion of a note into our common stock and cash may instead be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the note. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the note considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder’s tax basis in the stock received upon conversion (other than common stock received with respect to accrued interest) generally would be equal to the portion of its tax basis in a note allocable to the portion of the note deemed converted. A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the note.

With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest, which will be treated in the manner described below) and the U.S. holder’s tax basis allocable to such portion of the note. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code.

Although the law on this point is not entirely clear, a U.S. holder may allocate its tax basis in a note among the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of our common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, holders are urged to consult their own tax advisors regarding such basis allocation.

Treatment of cash in lieu of a fractional share

If a U.S. holder receives cash in lieu of a fractional share of our common stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. holder’s tax basis in the notes that is allocated to the fractional share.

Treatment of amounts attributable to accrued interest

Any cash and the value of any common stock received that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of our common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of our common stock attributable to accrued interest would begin the day after the date of receipt.

U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and our common stock.

Distributions on common stock

If a U.S. holder converts a note into shares of our common stock and we make a distribution in respect of that stock, the distribution generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits. Dividends received by individuals will generally be taxed at reduced rates, provided certain holding period and other requirements are satisfied. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends-received deduction if the U.S. holder owns less than 20% of the voting power and value of our stock.

Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, exchange or other taxable disposition of common stock

Upon the sale, exchange or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to tax at a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income, dividends, and net gains from the disposition of the notes or common stock received upon conversion of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes and common stock (if applicable) received upon the conversion of the notes.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

CONSEQUENCES TO NON-U.S. HOLDERS

Payments of interest

A non-U.S. holder will not be subject to U.S. federal withholding tax or income tax in respect of interest income on a note provided that:

•

interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•

(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Additional interest

We may be required to pay additional interest to a non-U.S. holder in certain circumstances described above under the heading “Description of the Notes—Events of Default.” For a discussion of the impact of additional interest on the notes, see the discussion under “—Consequences to U.S. holders—Additional interest.” If such additional interest becomes payable, such additional interest shall be treated as a payment of interest as described above in the discussion under “—Payments of interest.” Non-U.S. holders should consult with their own tax advisors as to the tax considerations that relate to the potential additional interest payments.

Dividends and constructive distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate of the notes, see “—Consequences to U.S. holders—Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may, at our option, withhold any such tax from payment against payments of cash and common stock payable on the notes.

A non-U.S. holder of shares of our common stock that wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Proposed Treasury Regulations Issued under Section 871(m) of the Code

Proposed U.S. Treasury Department regulations issued pursuant to Section 871(m) of the Code, if finalized in their current form, would require withholding at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made after December 31, 2015 to non-U.S. persons in respect of financial instruments that reference U.S. stocks. Under these rules, withholding may be required even in the absence of any actual dividend-linked payment made pursuant to the instrument. These rules apply only to instruments acquired after March 4, 2014, and therefore they generally should not apply to initial non-U.S. holders that acquire notes in this offering. It is possible, however, that withholding requirements under these rules will apply to notes acquired by an initial non-U.S. holder if the non-U.S. holder enters into one or more other transactions with respect to our common stock after March 4, 2014. Moreover, it is possible that a withholding agent may withhold on payments made to initial non-U.S. holders that purchase the notes in this offering if the withholding agent cannot determine the date on which the non-U.S. holder acquired the notes. Additionally, because a purchaser of the notes after March 4, 2014 that is a non-U.S. person might be subject to withholding under these rules, depending on the facts as of the date of the acquisition, an initial holder’s ability to transfer the notes on a secondary market may be adversely affected. These proposed regulations are extremely complex. Non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations.

Dispositions of notes or shares of common stock

Subject to the discussion of the Foreign Account Tax Compliance Act, below, gain realized by a non-U.S. holder on the sale, certain redemptions or other taxable disposition of a note (including an exchange upon the conversion of a note) or shares of our common stock will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If a non-U.S. holder is an individual described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it will be subject to tax on its net gain generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. Any cash or common stock which a non-U.S. holder receives on the conversion of a note that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Payments of interest.”

Information reporting and backup withholding

Generally, we or an applicable withholding agent must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “—Payments of interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

LEGISLATION COMMONLY REFERRED TO AS THE FOREIGN ACCOUNT TAX COMPLIANCE ACT

A 30% withholding tax may be imposed on (a) interest payments on, or gross proceeds from the sale or other disposition of, certain obligations and (b) dividend payments on, or gross proceeds from the sale or disposition of, stock, in each case, paid to a foreign financial institution or to a non-financial foreign entity (including in some instances, where the foreign financial institution or non-financial foreign entity is acting as an intermediary for another party), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

The withholding provisions described above generally apply to payments of interest or dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of notes or stock on or after January 1, 2017. However, such provisions do not apply to debt instruments issued before July 1, 2014 (and not materially modified on or after such date). Thus, these rules would not apply to the notes but would apply to the stock received upon a conversion of the notes. Investors should consult their tax advisors regarding this legislation and the regulations thereunder.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable law.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the Company by Gibson, Dunn & Crutcher LLP. Davis Polk & Wardwell LLP will pass upon certain legal matters for the underwriters in connection with this offering.

PROSPECTUS

PDL BioPharma, Inc.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

Units of these Securities

We will provide specific terms of these securities in supplements to this prospectus at the time we offer or sell any of these securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in these securities involves risks. See “Risk Factors” on page 4 of this prospectus, in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and in other documents that we subsequently file with the Securities and Exchange Commission, which are incorporated by reference into this prospectus, and in the applicable prospectus supplement we will deliver with this prospectus and in the documents incorporated herein and therein by reference.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “PDLI.” On June 20, 2013, the closing price of our common stock as reported by the NASDAQ Global Select Market, was $7.44 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 21, 2013.

We have not authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus or any documents incorporated by reference in this prospectus. If anyone provides you with different, additional or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus, or the information contained in any document incorporated by reference in this prospectus, is accurate as of any date other than the date of each such document, unless the information specifically indicates that another date applies.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may be construed as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue” or “opportunity,” the negative of these words or words of similar import. Similarly, statements that describe our reserves and our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements. Any such forward-looking statements involve risks and uncertainties. Our future financial results could differ materially from those anticipated due to our ability to protect our patent and other intellectual property rights, the validity and enforceability of our supplementary protection certificates, continued market acceptance of Actemra ®, Avastin ®, Herceptin ®, Kadcyla TM, Lucentis ®, Perjeta ®, Tysabri ®, and Xolair ® and approval of licensed products that are in development, continued performance by our licensees of their obligations under their agreements with us, changes in the third-party reimbursement environment, expiration of our Queen et al. patents, the payment of dividends or distributions to our stockholders, failure to meet securities analyst or investor expectations, delisting from the NASDAQ Global Select Market (NASDAQ), fluctuation in revenues and operating results, fluctuations in foreign currency exchange rates, our ability to attract, retain and integrate key employees, our ability to collect under our indemnification rights from AbbVie Biotherapeutics, Inc. (fka Facet Biotech Corporation), entry into acquisitions or other material income generating asset transactions that may not produce anticipated income, errors in royalty payment calculations and other factors beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent documents incorporated by reference in this prospectus should be consulted. See the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and other matters discussed in our Annual Report on Form 10-K for the year ended December 31, 2012, and Quarterly Report on Form 10- Q, as amended, for the quarter ended March 31, 2013, which are filed with the Securities and Exchange Commission (SEC) and incorporated herein by reference. See “Incorporation of Certain Documents by Reference” as well as the applicable prospectus supplement.

We own or have rights to certain trademarks, trade names, copyrights and other intellectual property used in our business, including PDL BioPharma and the PDL logo, each of which is considered a trademark. All other company names, product names, trade names and trademarks included in this prospectus are trademarks, registered trademarks or trade names of their respective owners.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process as a well-known seasoned issuer, as defined in Rule 405 under the Securities Act of 1933, as amended. We refer to our debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units and units of these securities collectively in this prospectus as the “securities.” Under this shelf registration process, we may offer and sell, either individually or in combination, in one or more offerings, any combination of these securities described in this prospectus.

This prospectus provides you with a general description of the securities we may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus forms a part.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless the context otherwise requires, the terms the “Company,” “we” and “our” refer to PDL BioPharma, Inc., a Delaware corporation, and its predecessors and subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

PDL BioPharma, Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street NE, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet world wide website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is www.sec.gov. Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

You can also inspect reports, proxy statements and other information about us at the offices of The NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10005.

You also may obtain a free copy of our most recent annual report on Form 10-K, quarterly report on Form 10-Q and proxy statement on our Internet website at www.pdl.com. Other than the documents filed with the SEC and incorporated by reference into this prospectus, the information contained on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this prospectus. These documents contain important information about us and our business, prospects and financial condition.

Filing	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2012
Quarterly Report on Form 10-Q	Quarter ended March 31, 2013, as amended on May 14, 2013
Current Reports on Form 8-K	January 29, 2013, as amended on January 30, 2013; January 29, 2013; February 15, 2013; March 4, 2013; March 6, 2013; March 12, 2013; April 22, 2013; April 30, 2013; May 22, 2013; June 3, 2013; June 11, 2013; June 12, 2013; and June 20, 2013.

The description of our common stock in our registration statement on Form 8-A filed with the SEC on December 23, 1991, as amended on Form 8-A/A filed with the SEC on January 22, 1992.

The information set forth under the captions “Election of Directors,” “Information Relating to Committees of the Board,” “Code of Ethics,” “Compensation of Our Directors and Officers,” “Executive Officers,” “Executive Officer Compensation,” “Compliance with Section 16(a),” “Compensation Committee Report,” “Security Ownership of Certain Beneficial Owners and Management” and “Principal Independent Registered Public Accounting Firm Fees and Services” contained in our Proxy Statement relating to our May 21, 2013, annual meeting of stockholders and incorporated into our annual report on Form 10-K.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished and not filed by us under any item of any current report on Form 8-K, including the related exhibits, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of each offering will automatically update and supersede previous information included or incorporated by reference in this prospectus.

You can obtain any of the documents incorporated by reference in this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

PDL BioPharma, Inc.

Attn: Investor Relations

932 Southwood Boulevard

Incline Village, Nevada 89451

(775) 832-8500

See also the information described under the heading, “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of these securities. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information” below as well as the risks included and incorporated by reference in this prospectus, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, including the specific risks that may be included in a prospectus supplement under the caption “Risk Factors.” The risks and uncertainties incorporated by reference in this prospectus are not the only risks and uncertainties we may confront. Moreover, risks and uncertainties not presently known to us or currently deemed immaterial by us may also adversely affect our business, results of operations, financial condition or cash flows, or the value of the securities. Any of these risks, as well as other risks and uncertainties, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of shares of our common stock. Additional risks not currently known or currently material to us may also harm our business.

THE COMPANY

We pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer, immunologic diseases and other medical conditions. Today, we are focused on intellectual property asset management, investing in income generating assets and maximizing the value of our patent portfolio and related assets. We receive royalties based on sales of humanized antibody products marketed today and may also receive royalty payments on additional humanized antibody products that are manufactured before final patent expiry in December 2014 and sold thereafter or which are otherwise subject to a royalty for licensed know-how under our license agreements. Under our licensing agreements, we are entitled to receive a flat-rate or tiered royalty based upon our licensees’ net sales of covered antibodies.

We continuously evaluate alternatives to increase return for our stockholders, such as purchasing income generating assets, buying back or redeeming our convertible notes, repurchasing our common stock, paying dividends or selling the Company. At the beginning of each fiscal year, our board of directors reviews the Company’s total annual dividend payment for the prior year and determines whether to increase, maintain or decrease the quarterly dividend payments for that year. The board of directors evaluates the financial condition of the Company and considers the economic outlook, corporate cash flow, the Company’s liquidity needs and the health and stability of credit markets when determining whether to maintain or change the dividend.

We were organized as a Delaware corporation in 1986 under the name Protein Design Labs, Inc. In 2006, we changed our name to PDL BioPharma, Inc. Our business previously included a biotechnology operation that was focused on the discovery and development of novel antibodies. We spun-off the operation to our stockholders as Facet Biotech Corporation in December 2008.

For more information about our business, please refer to the “Business” section in our most recent annual report on Form 10-K filed with the SEC and incorporated by reference in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC and incorporated by reference in this prospectus.

Our principal executive offices are located at 932 Southwood Boulevard, Incline Village, Nevada, 89451, (775) 832-8500, and our Internet website address is www.pdl.com. Information contained on or connected to our Internet website is not a part of this prospectus.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series and which may include provisions regarding conversion or exchange of the debt securities into our common stock or other securities;

•	common stock;

•	preferred stock, which we may issue in one or more series;

•	depositary shares;

•	warrants entitling holders to purchase common stock, preferred stock, depositary shares, debt securities or other securities;

•	stock purchase contracts;

•	stock purchase units;

•	units of the above securities;

•	any derivative security of a security listed above or any security listed above containing a derivative feature such as a put or call option; or

•	any combination of the foregoing securities.

When we sell the securities, we will determine the amounts of the securities we will sell and the prices and other terms on which we will sell them.

Additional Information

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future. In each prospectus supplement we will include, among other things, the following information:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	the plan of distribution for the securities;

•	if applicable, information about securities exchanges on which the securities will be listed;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus. For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part. You should also read both this prospectus and the applicable prospectus supplement, together with the information described under the heading “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including, but not limited to, repayment or refinancing of debt, acquisition of income generating assets, working capital, capital expenditures and repurchases and redemptions of securities. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the three months ended March 31, 2013, and the five years ended December 31, 2012:

	Three Months Ended March 31, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008 (2)
Ratio (1)	14.7	12.2	9.5	4.5	15.4	18.0

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense related to continuing operations and estimated interest portion of rent expense related to continuing operations.
(2)	Prior to December 2008, our business included commercial and manufacturing operations and a biotechnology operation focused on the discovery and development of novel antibodies. We fully divested our commercial and manufacturing operations in 2008, and we spun-off our biotechnology operation in December 2008. As discontinued operations they have been excluded from the determination of the ratios shown above.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under an indenture to be entered into between us and a trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed under an indenture. The indenture will be governed by the Trust Indenture Act.

The following is a summary of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and we will file the indenture we enter into and the supplemental indentures or authorizing resolutions with respect to particular series of debt securities as exhibits to current or other reports we file with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of the indentures and the supplemental indentures or authorizing resolutions. You may also inspect copies of the documents for the particular series at the office of the trustee. References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be general obligations of PDL BioPharma, Inc. We may issue them in one or more series. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities, and, if the series is to be issued at a discount from its face amount, the method of computing the accretion of such discount;

•	the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities that is payable if maturity of the debt securities is accelerated because of a default;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal that will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of calculation of such rate or rates, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	any collateral securing the performance of our obligations under the debt securities;

•	the currency or currencies (including any composite currency) in which principal, premium, if any, and interest, if any, will be payable, and if such payments may be made in a currency other than that in which the debt securities are denominated, the manner for determining such payments, including the time and manner of determining the exchange rate between the currency in which such securities are denominated and the currency in which such securities or any of them may be paid, and any additions to, modifications of or deletions from the terms of the debt securities to provide for or to facilitate the issuance of debt securities denominated or payable in a currency other than U.S. dollars;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities that are in registered form can be presented for registration of transfer or exchange;

•	the denominations in which the debt securities will be issuable, if different from $2,000 and multiples of $1,000 in excess thereof;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•	the right, if any, of holders of the debt securities to convert or exchange them into our common stock or other securities of any kind of us or another obligor, including any provisions intended to prevent dilution of the conversion rights and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in relation thereto;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the terms, if any, upon which debt securities may be senior or subordinated to our other indebtedness;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•	whether and upon what terms the debt securities of such series may be defeased or discharged, if different from the provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•	whether the debt securities will be issued in registered or bearer form and the terms of these forms;

•	whether the debt securities will be issued in whole or in part in the form of a global security and, if applicable, the identity of the depositary for such global security;

•	any provision for electronic issuance of the debt securities or issuance of the debt securities in uncertificated form; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject and the applicability of those covenants to any of our subsidiaries to be restricted thereby, which are referred to herein as “restricted subsidiaries.” The applicable prospectus supplement will also describe provisions for restricted subsidiaries to cease to be restricted by those covenants.

Events of Default and Remedies

Unless otherwise described in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture or authorizing resolution as being:

•	our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

•	our failure or the failure of any restricted subsidiary to comply with any of its agreements or covenants in, or provisions of, the debt securities of such series or the indenture (as they relate thereto) and such failure continues for a period of 60 days after our receipt of notice of the default from the trustee or from the holders of at least 25 percent in aggregate principal amount of the then outstanding debt securities of that series (except in the case of a default with respect to the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of the assets of us (or any other provision specified in the applicable supplemental indenture or authorizing resolution), which will constitute an event of default with notice but without passage of time);

•	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness (other than non-recourse indebtedness, as defined in the indenture) for money borrowed by us or any of our restricted subsidiaries (or the payment of which is guaranteed by us or any of our restricted subsidiaries), whether such indebtedness or guarantee now exists or is created after the date we issue debt securities, if that default:

(a)	is caused by a failure to pay at final stated maturity the principal amount of such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such indebtedness prior to its express maturity without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for the period and after the notice had been provided, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more; or

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us or any restricted subsidiary that is a significant subsidiary (as defined in the indenture).

The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The indenture will provide that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

The indenture will permit us to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

The indenture will also permit us to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal and interest, if any, on the debt securities of such series to their maturity or redemption; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture will permit us to terminate substantially all our respective obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or government obligations sufficient to pay all principal and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities of a series to:

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;

•	provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add a guarantor subsidiary in respect of any series of debt securities;

•	secure any series of debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	make any change that does not adversely affect the rights of any holder; or

•	conform the provisions of the indenture to the final offering document in respect of any series of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the written consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest, including defaulted interest;

•	reduce the principal of or extend the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any change that adversely affects any right of a holder to convert or exchange any debt security into or for shares of our common stock or other securities, cash or other property in accordance with the terms of such security;

•	modify the ranking or priority of the debt securities;

•	make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series;

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

•	make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Concerning the Trustee

The indenture will contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture will permit the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture will provide that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No Recourse against Others

The indenture will provide that a director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the debt securities or the indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.

Governing Law

The laws of the State of New York will govern the indenture and the debt securities.

DESCRIPTION OF COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

Our authorized capital stock consists of 350,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. At May 31, 2013, 140,034,781 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Directors are elected by plurality vote.

Holders of common stock have no preemptive rights. They are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The common stock is not entitled to any sinking fund, redemption or conversion provisions. On our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. There will be a prospectus supplement relating to any offering of common stock offered by this prospectus.

The transfer agent and registrar for the common stock is Computershare.

The following provisions in our charter or bylaws may make a takeover of our company more difficult:

•	a provision in our charter that our board of directors will be a classified board pursuant to which one-third of our directors will be elected each year to serve for a three-year term;

•	a bylaw limiting the persons who may call special meetings of stockholders to our board of directors; and

•	bylaws establishing an advance written notice procedure for stockholders seeking to nominate candidates for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

Delaware Anti-Takeover Statute. As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:

•	before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

•	on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

An “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Preferred Stock

We may issue preferred stock in series with any rights and preferences that may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock that may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, that will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock or a purchase fund to be used to purchase preferred stock; and

•	any other material terms of the preferred stock.

Holders of shares of preferred stock will not have preemptive rights.

Depositary Shares

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to current or other reports we file with the SEC. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts that are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, depositary shares, debt securities or units of two or more of these types of securities. We may enter into a warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to any particular warrants.

We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the common stock, preferred stock, depositary shares, debt securities or other securities that may be purchased upon exercise of the warrants and procedures by which the number of these securities may be adjusted;

•	the exercise price of the warrants;

•	the period during which you may exercise the warrants;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any terms relating to the modification of the warrants;

•	information with respect to book-entry procedures, if any;

•	a discussion of any applicable material federal income tax consequences;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other material terms of the warrants.

Prior to the exercise of any warrants to purchase common stock, preferred stock, depositary shares, debt securities or other securities, holders of the warrants will not have any of the rights of holders of the common stock, preferred stock, depositary shares, debt securities or other securities purchasable upon exercise, including:

•	in the case of warrants for the purchase of common stock, preferred stock or depositary shares, the right to vote or to receive any payments of dividends on the common stock, preferred stock or depositary shares purchasable upon exercise; or

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a fixed or varying number of shares of common stock, preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately, or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock, depositary shares, debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement, or any combination of the foregoing, in each case securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or stock purchase units, as the case may be, or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing that holder’s obligations under the original stock purchase contract. Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral U.S. government securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell common stock, preferred stock or depositary shares to us.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contract, and, if applicable, collateral or depositary arrangements, relating to such stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the related prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, units will consist of one or more stock purchase contracts, warrants, debt securities, debt securities guarantees, preferred stock, common stock, depositary shares or any combination thereof. You should refer to the applicable prospectus supplement for:

•	all terms of the units and of the stock purchase contracts, warrants, debt securities, debt securities guarantees, shares of preferred stock, shares of common stock, depositary shares or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

Any of the securities being offered by this prospectus may be sold:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	through brokers;

•	directly by us to purchasers or to a single purchaser; or

•	through a combination of any such methods of sale.

The securities may be sold at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices or varying prices determined at the time of sale. The distribution of securities may be effected from time to time in one or more transactions by means of one or more of the following transactions, which may include cross or block trades:

•	transactions on NASDAQ or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments;

•	in connection with hedging transactions; or

•	a combination of such methods of sale.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement. We may elect to list any class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum compensation or discount to be received by any FINRA member or independent broker dealer may not exceed 8 percent of the offering proceeds from the securities offered pursuant to this prospectus and any applicable prospectus supplement.

If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement may set forth the name of the dealer and the terms of the transactions.

If a broker is used in the sale of the securities, the broker will not acquire the securities, and we will sell the securities directly to the purchasers in the applicable market. These will be conducted as “at the market offerings” within the meaning of the Securities Act. The prospectus supplement will set forth the terms of our arrangement with the broker.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if utilized.

Agents, underwriters and dealers may be entitled under agreements that may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of ours, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP has rendered an opinion with respect to the validity of the securities being offered by this prospectus. We have filed the opinion as an exhibit to the registration statement of which this prospectus is a part. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

$260,870,000

PDL BioPharma, Inc.

4.00% Senior Convertible Notes due 2018

PROSPECTUS    SUPPLEMENT

RBC Capital Markets

Wells Fargo Securities

Cowen and Company

Janney Montgomery Scott

February 6, 2014